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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MIDLAND STATES BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2020

To the shareholders of Midland States Bancorp, Inc.:

        The annual meeting of the shareholders of Midland States Bancorp, Inc., an Illinois corporation, will be held at the Holiday Inn that is located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 4, 2020, at 5:30 p.m., local time, for the following purposes:

  1.
  to elect the three nominees named in the accompanying proxy statement to serve as Class I directors, each for a term expiring at the 2023 annual meeting of shareholders;

  2.
  to approve, on a non-binding, advisory basis, the compensation of certain executive officers, otherwise known as a "say-on-pay" proposal;

  3.
  to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

  4.
  to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

        We are not aware of any other business to come before the annual meeting. The board of directors has fixed the close of business on March 9, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the Board of Directors,

John M. Schultz Chairman

Effingham, Illinois
March 23, 2020

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

i

MIDLAND STATES BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2020

        These proxy materials are furnished in connection with the solicitation by the Board of Directors of Midland States Bancorp, Inc., an Illinois corporation (the "Company") and holding company of Midland States Bank (the "Bank"), of proxies to be used at the 2020 annual meeting of shareholders of the Company, to be held at the Holiday Inn that is located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 4, 2020, at 5:30 p.m., local time, and at any adjournments or postponements of such meeting. A complete list of the shareholders entitled to vote at the 2020 annual meeting of shareholders is kept on file at the Company's principal executive offices, located at 1201 Network Centre Drive, Effingham, Illinois 62401.

        In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2019, over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is being mailed on or about March 23, 2020.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

        The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why did I receive access to the proxy materials?

        We have made the proxy materials available to you over the Internet because on March 9, 2020, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.

Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?

        We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 23, 2020, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. The notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of the three nominees named in this proxy statement to serve as Class I directors, each for a term expiring at the 2023 annual meeting of shareholders; (ii) the approval, on a non-binding, advisory basis, of the compensation of certain executive officers, otherwise known as a "say-on-pay" proposal; and (iii) the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2020. These matters are more fully described in this proxy statement.

What are the board's voting recommendations?

        The board recommends that you vote your shares "FOR" the election of each of the director nominees named in this proxy statement, "FOR" the say-on-pay proposal, and "FOR" the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2020.

If I am the record holder of my shares, how do I vote?

        If your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc., there are four ways to vote:

  •
  In Person. You may vote in person at the meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver's license or passport, and may be requested to provide proof of stock ownership as of the record date.

  •
  Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and these instructions can be found on your proxy card.

  •
  By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

  •
  By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company's shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name (such as if you hold your shares through a broker, trustee or other fiduciary), then there are four ways to vote:

  •
  In Person. If you are a beneficial owner of shares held in street name and wish to vote in person at the meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver's license or a passport. For your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

  •
  Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/MSBI and entering the control number found in your Notice of Internet Availability of Proxy Materials. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

  •
  By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

  •
  By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What happens if I do not give specific voting instructions?

        Shareholders of Record.    If you are a shareholder of record and you: (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board; or (ii) sign and return a proxy card without giving specific voting instructions; then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

        At the meeting, the election of directors and the say-on-pay proposal are considered non-routine matters, but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

If I hold shares in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan, who votes my shares?

        If you are a holder of stock in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (the "Plan"), you can direct the service provider of the Plan (the "Service Provider") how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Service Provider, then the shares held for your benefit in the Plan shall be voted in accordance with the recommendations of the board.

What options do I have in voting on each of the proposals?

        You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the election of each director nominee, the say-on-pay proposal, the ratification of the appointment of our independent registered public accounting firm, and any other proposal that may properly be brought before the meeting.

How many votes may I cast?

        You are entitled to cast one vote for each share of stock you owned on the record date.

What is the quorum required for each matter?

        The holders of a majority of the outstanding shares of the Company entitled to vote on each matter represented in person or by proxy will constitute a quorum for purposes of such matter at the meeting. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

        On March 9, 2020, the record date, there were 24,420,889 shares of common stock issued and outstanding. Therefore, at least 12,210,445 shares need to be represented in order to constitute a quorum. A list of shareholders entitled to vote at the meeting will be available for inspection by shareholders within 20 days after the record date at the Company's office located at 1201 Network Centre Drive, Effingham, Illinois 62401.

        Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot. Similarly, abstentions will also count in determining the presence of a quorum.

How many votes are needed for approval of each proposal?

        With respect to the election of directors, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted "FOR" any nominee, he or she will be elected as a director to serve until the Company's 2023 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.

        With respect to the say-on-pay proposal, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted "FOR" the proposal, such proposal will be approved. Please note, however, that because the say-on-pay proposal is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.

        With respect to the ratification of the appointment of our independent registered public accounting firm, if a majority of the shares represented at the meeting and entitled to vote on such proposal are voted "FOR" the proposal, such proposal will be approved.

How are abstentions and broker non-votes treated?

        With respect to the election of directors, an abstention will have the effect of a vote "AGAINST" the applicable nominee. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect on the election of a nominee.

        With respect to the say-on-pay proposal, an abstention will have the effect of a vote "AGAINST" such proposal. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect on such proposal.

        With respect to the ratification of the appointment of our independent registered public accounting firm, an abstention will have the effect of a vote "AGAINST" the proposal.

        In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.

What if I change my mind after I return my proxy?

        You may revoke your proxy and change your vote at any time prior to the taking of the vote at the meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company's Secretary at 1201 Network Centre Drive, Effingham, Illinois 62401, prior to the meeting.

What happens if a nominee is unable to stand for election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for election.

Who will serve as the inspector of election?

        A representative of the Company will serve as the inspector of election.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K (or in the Company's next Form 10-Q, if allowed by SEC rules) that we will file with the SEC within four business days after the annual meeting.

Who bears the cost of soliciting proxies?

        We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. In addition, we have engaged Georgeson to solicit proxies of institutional investors, for an anticipated cost of $10,000. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

        We currently have eleven directors serving as our board, a majority of whom we have determined to be "independent," as that term is defined by the rules of the Nasdaq Stock Market. Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Messrs. Holschbach and Ludwig, each of our current directors is an independent director, as defined under the applicable rules. The board determined that Mr. Holschbach does not qualify as an independent director because he was an executive officer of the Company through December 2018. The board determined that Mr. Ludwig does not qualify as an independent director because he is an executive officer of the Company.

        Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Ludwig, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

        The board held eight regularly scheduled and special meetings during 2019. In 2020, the full board intends to hold eight regularly scheduled meetings with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2019, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

Committees of the Board of Directors

        Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Policy & Compliance Committee and Executive Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws.

        The current charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company's website at www.midlandsb.com. The table below shows the current membership of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John M. Schultz			X
Jennifer L. DiMotta			X
Deborah A. Golden		Chair	X
Jerry L. McDaniel	X
Jeffrey M. McDonnell	X
Dwight A. Miller
Richard T. Ramos	Chair	X
Robert F. Schultz
Jeffrey C. Smith		X	Chair

Meetings Held in 2019	4	4	4

        Audit Committee.    Our Audit Committee currently consists of Richard T. Ramos (Chair), Jerry L. McDaniel, and Jeffrey M. McDonnell. Our board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of "independent director" under Nasdaq Stock Market rules; (ii) each of the members satisfies the additional independence standards under Nasdaq Stock Market rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our board of directors has determined that Mr. Ramos has the required financial sophistication due to his experience and background, which Nasdaq Stock Market rules require at least one such Audit Committee member have. Our board has determined that Mr. Ramos also qualifies as an "audit committee financial expert," as that term is defined under applicable SEC rules.

        Our Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Audit Committee is available on our website at www.midlandsb.com. As described in its charter, our Audit Committee has responsibility for, among other things:

  •
  selecting and reviewing the independence, qualifications and performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

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  reviewing on a quarterly basis a summary of findings from completed internal audits, and a progress report on the proposed internal audit plans, with explanations for any deviations from the original plan as well as disposition of audit recommendations;

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  reviewing and discussing with management, the internal auditors and the independent auditors the effectiveness of our system of internal control and internal audit procedures;

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  reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements, including disclosures made in management's discussion and analysis, earnings press releases and any earnings guidance provided to analysts and rating agencies, prior to the release of quarterly and annual earnings results;

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  discussing with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies;

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  reviewing and approving all material related party transactions; and

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  handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

        Compensation Committee.    Our Compensation Committee currently consists of Deborah A. Golden (Chair), Richard T. Ramos, and Jeffrey C. Smith. Our board of directors has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee is "independent" under Nasdaq Stock Market rules and also satisfies the additional independence standards under Nasdaq Stock Market rules for compensation committee service.

        Our Compensation Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Compensation Committee is available on our website at www.midlandsb.com. As described in its charter, our Compensation Committee has responsibility for, among other things:

  •
  reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

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  determining the annual compensation of our Chief Executive Officer;

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  reviewing the compensation decisions made by our Chief Executive Officer with respect to our other named executive officers;

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  overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our board of directors relating to these matters;

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  reviewing the management succession plans of the Company;

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  determining whether to retain or obtain the advice of a compensation consultant, legal counsel or other adviser and to oversee the appointment, compensation and work of any such adviser; and

  •
  handling such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee currently consists of Jeffrey C. Smith (Chair), Jennifer L. DiMotta, Deborah A. Golden and John M. Schultz. During 2019, Jeffrey M. McDonnell served on the Nominating and Corporate Governance Committee until May 3, 2019, at which time Jennifer L. DiMotta and John M. Schultz became members of this committee. Our board of directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is "independent" under Nasdaq Stock Market rules.

        Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at www.midlandsb.com. As described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:

  •
  identifying qualified individuals to serve as directors of the Company and recommending to the Company's board of directors the nomination or appointment of such individuals;

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  monitoring the functioning of our standing committees and recommending any changes with respect to the assignment of individual directors to such committees;

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  developing, reviewing and monitoring compliance with our corporate governance guidelines;

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  reviewing annually the composition of our board of directors as a whole and making recommendations; and

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  handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our board of directors from time to time.

        Our Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a collective membership on the board of directors with varied experience and perspective and who maintain a board that reflects diversity, including but not limited to gender, ethnicity, background, country of citizenship and experience.

        In carrying out its nominating functions, the Nominating and Corporate Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, board nominees and shareholder nominees included in the proxy statement. These criteria include the following attributes:

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  the highest personal and professional ethics, integrity and values;

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  sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

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  exemplary management and communication skills;

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  contribution to the board's goals of having a diverse range of backgrounds, views, experiences, talents and skills in the boardroom;

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  evidence of effective leadership and sound judgment in the nominee's professional life;

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  a willingness to meet the standards and duties set forth in the Company's Code of Business Conduct and Ethics; and

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  a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member, and a commitment to serving on the board for an extended period of time.

        The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq Stock Market rules to ensure that, at all times, at least a majority of our directors are independent. Our Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidates, including shareholder recommendations. Because of this, there is no separate policy with regard to the consideration of candidates recommended by shareholders.

        Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:

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  board and committee attendance and performance;

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  length of board service;

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  experience, skills and contributions that the existing director brings to the board;

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  independence and any conflicts of interest; and

  •
  any significant change in the director's professional status or work experience, including the attributes considered for initial board membership.

Shareholder Communication with the Board, Nomination and Proposal Procedures

        General Communications with the Board.    Shareholders may contact our board of directors by contacting Douglas J. Tucker, Secretary, Midland States Bancorp, Inc. at 1201 Network Centre Drive, Effingham, Illinois 62401 or (217) 342-7321.

        Nominations of Directors.    In accordance with our bylaws, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our Secretary, at the above address, not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, then written notice of the nomination must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

        We anticipate holding our 2021 annual meeting of shareholders on May 3, 2021. As a result, notice of nominations for directors to be elected at the 2021 annual meeting of shareholders must be delivered to our Secretary no earlier than January 3, 2021, and no later than February 2, 2021. The shareholder's notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of the Company if so elected. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

        Other Shareholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy for our 2021 annual meeting of shareholders, shareholder proposals must be received by our Secretary, at the above address, no later than November 23, 2020, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations.

        For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to our Secretary not less than 90 days nor more than 120 days prior to the annual meeting. However, that if less than 100 days' notice of the date of the annual meeting is given to shareholders, then written notice of the proposal must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to shareholders.

        We anticipate holding our 2021 annual meeting of shareholders on May 3, 2021. As a result, notice of shareholder proposals to be brought at the 2021 annual meeting of shareholders must be delivered to our Secretary no earlier than January 3, 2021, and no later than February 2, 2021. The shareholder's notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (c) the number of shares of the Company's common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (iv) any financial or other interest of such shareholder in the proposal.

Board Leadership Structure

        We currently have separate individuals serving as Chairman of our board of directors and as our Chief Executive Officer. Mr. John M. Schultz serves as Chairman, and Mr. Jeffrey G. Ludwig holds the position of Chief Executive Officer.

        Although our bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our board believes that having separate positions and having a non-executive director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in its fundamental role of providing advice to and independent oversight of management. In addition, we believe this leadership structure allows our board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Independent Director Sessions

        Consistent with Nasdaq Stock Market listing requirements, the independent directors regularly meet without the non-independent directors present. In 2019, eight independent sessions were held.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Policy & Compliance Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk, and the Director Credit Risk Committee of the Bank's board of directors oversees the credit risk for large loans and approves credit risk policy changes.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company, including through meetings of its Senior Risk Committee. Executive officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk-management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises of any areas of concern.

Compensation Committee Interlocks and Insider Participation

        During 2019, Deborah A. Golden, Richard T. Ramos and Jeffrey C. Smith served on our Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow. Our code of business conduct and ethics is available on our website at www.midlandsb.com. In accordance with SEC rules, we intend to disclose on the "Investor Relations" section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

Anti-Hedging Policy

        Our insider trading policy prohibits our directors, executive officers and employees from entering into any hedging transaction with respect to any of the Company's securities. This prohibition includes the purchase or use of stock options, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments to directly offset any decrease in the market value of the Company's securities. However, this prohibition does not apply to positions in broad-based exchange-traded mutual funds or exchange-traded funds containing stocks in the financial or banking sector.

Director Compensation

        The following table sets forth information regarding 2019 compensation for each of our nonemployee directors. None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (g)	Total ($) (h)
Jennifer L. DiMotta	40,932	31,051	2,625	74,609
R. Robert Funderburg, Jr.(3)	7,000	7,003	—	14,003
Deborah A. Golden	37,039	23,701	1,750	62,489
Leon J. Holschbach	35,306	24,677	—	59,983
Jerry L. McDaniel	48,856	26,640	4,687	80,184
Jeffrey M. McDonnell	28,038	17,689	1,750	47,476
Dwight A. Miller	42,619	26,934	2,625	72,178
Richard T. Ramos	54,807	35,057	2,625	92,489
John M. Schultz	50,519	31,663	3,547	85,729
Robert F. Schultz	64,119	36,419	4,437	104,976
Jeffrey C. Smith	74,141	66,823	—	140,964

(1)
The amounts set forth in the "Stock Awards" column reflects the aggregate grant date fair value of stock awards granted in 2019 in accordance with FASB ASC Topic 718. The stock award amounts are based on fair market values of $26.72 and $25.56 for awards granted on June 30, 2019 and February 26, 2019, respectively. Each of our directors, aside from Mr. Funderburg, received a grant of restricted stock units on June 30, 2019 which vest on March 31, 2019 based on continued service on the board. In addition, directors DiMotta, Funderburg, Holschbach, and Smith received grants of 205, 274, 103, and 948, respectively, fully vested shares on February 26, 2019, in recognition of their service on the board during 2018 and 2019. The aggregate number of stock and option awards outstanding as of December 31, 2019 for each director was as follows:

Jennifer L. DiMotta—966 restricted stock units
R. Robert Funderburg, Jr.—none
Deborah A. Golden—887 restricted stock units
Leon J. Holschbach—825 restricted stock units and 104,848 stock options
Jerry L. McDaniel—997 restricted stock units
Jeffrey M. McDonnell—662 restricted stock units
Dwight A. Miller—1,008 restricted stock units
Richard T. Ramos—1,312 restricted stock units
John M. Schultz—1,185 restricted stock units
Robert F. Schultz—1,363 restricted stock units
Jeffrey C. Smith—1,594 restricted stock units

(2)
Reflects amounts accrued during 2019 as the matching portion of director fees deferred under the Deferred Compensation Plan paid by the Company or the Bank. No director received preferential or above-market earnings on amounts deferred under the Deferred Compensation Plan.

(3)
Mr. Funderburg no longer served on the board beginning on May 3, 2019.

        Under our director compensation policy in effect from our 2018 annual shareholder meeting through our 2019 annual shareholder meeting, nonemployee directors were provided with an annual retainer fee of $28,000 for service on the Company board and $14,000 for service on the Bank board. The Chairman of the Company board was entitled to an annual fee of $56,750 and the Chairman of the Bank board was entitled to an annual fee of $28,375. The Chair of the Audit Committee was entitled to an additional annual fee of $14,250, and other members of the Audit Committee were entitled to an additional annual fee of $6,000. The Chair of the Compensation Committee was entitled to an additional annual fee of $14,250, and other members of the Compensation Committee were entitled to an additional annual fee of $5,750. The Chair of the Nominating and Corporate Governance Committee was entitled to an additional annual fee of $5,750, and other members of the Nominating and Corporate Governance Committee were entitled to an additional annual fee of $3,750. The Chair of the Risk Policy & Compliance Committee was entitled to an additional annual fee of $14,250, and other members of the Risk Policy & Compliance Committee were entitled to an additional annual fee of $6,000. Members of the Capital Management and Mergers and Acquisitions Committee were entitled to an additional annual fee of $5,750. Members of the Asset/Liability Committee were entitled to an additional annual fee of $3,750. Directors who were members of the loan or trust committees of the Bank board were entitled to an additional annual fee of $29,000 and $3,750, respectively. Non-employee directors who also served on the board of Love Funding Corporation were entitled to an additional annual fee of $4,000.

        Under our director compensation policy in effect from our 2019 annual shareholder meeting through our 2020 annual shareholder meeting, nonemployee directors are provided with an annual retainer fee of $22,052 for service on the Company board and $11,024 for service on the Bank board. The Chairman of the Company board is entitled to an annual fee of $44,692 and the Chairman of the Bank board is entitled to an annual fee of $22,344. The Chair of the Audit Committee is entitled to an additional annual fee of $10,688, and other members of the Audit Committee are entitled to an additional annual fee of $4,500. The Chair of the Compensation Committee is entitled to an additional annual fee of $10,688, and other members of the Compensation Committee are entitled to an additional annual fee of $4,313. The Chair of the Nominating and Corporate Governance Committee is entitled to an additional annual fee of $4,313, and other members of the Nominating and Corporate Governance Committee are entitled to an additional annual fee of $2,813. The Chair of the Risk Policy & Compliance Committee is entitled to an additional annual fee of $10,688, and other members of the Risk Policy & Compliance Committee are entitled to an additional annual fee of $4,500. Members of the DCRC Committee are entitled to an additional annual fee of $10,875. Directors who were members of the trust committee of the Bank board were entitled to an additional annual fee of $2,813. Non-employee directors who also served on the board of Love Funding Corporation were entitled to an additional annual fee of $2,400.

        In addition to director fees, Mr. Holschbach who retired as an employee of the Company effective as of the close of business on December 31, 2018, receives distributions under a supplemental retirement benefit agreement entered into effective November 16, 2015. Pursuant to the agreement, he is entitled to an annual benefit of $298,000, $238,400, and $178,800 in each of 2019, 2020, and 2021, respectively, to be paid in equal monthly installments.

PROPOSAL 1—ELECTION OF DIRECTORS

        At the annual meeting, our shareholders will elect three Class I directors for a term expiring at the 2023 annual meeting of shareholders. The Company's directors are divided into three classes having staggered terms of three years. As described further below, each of the three nominees for election as Class I directors is an incumbent director. Each nominee has consented to being a nominee and serving on the board, if elected, but if any of the nominees becomes unavailable for election, the holders of the proxies may vote for another nominee when voting at the meeting. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

        Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting.

        The board of directors unanimously recommends that you vote "FOR" each of the nominees for director.

 NOMINEES

Name	Age	Position with the Company	Director Since
CLASS I (Term Expiring 2023)
Jennifer L. DiMotta	46	Director	2018
Richard T. Ramos	57	Director	2012
Jeffrey C. Smith	58	Director, Chairman of the Bank	2005

CONTINUING DIRECTORS

Name	Age	Position with the Company	Director Since
CLASS II (Term Expires 2021)
Jeffrey G. Ludwig	48	President, Chief Executive Officer and Director	2019
Deborah A. Golden	65	Director	2015
Dwight A. Miller	67	Director	2012
Robert F. Schultz	55	Director	2002
CLASS III (Term Expires 2022)
John M. Schultz	68	Chairman of the Board	1990
Jerry L. McDaniel	55	Director	2012
Jeffrey M. McDonnell	56	Director	2015

        All of our directors will hold office until the annual meeting of shareholders in the year indicated and their respective successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Except as described below, there are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

        Leon J. Holschbach, Vice Chairman of the Company and the Bank and former President and Chief Executive Officer of the Company and the Bank, is retiring from the board of directors following expiration of his current term, which ends at the 2020 annual meeting of shareholders. Mr. Holschbach has been a valued presence within the Company's organization since he joined in 2007 as Chief Executive Officer. The Company appreciates the service of Mr. Holschbach to the Company.

        The business experience of each nominee and continuing director, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee, continuing director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

John M. Schultz

Background.    Mr. Schultz serves as the Chairman of the Company, a position he has held since 2006. Mr. Schultz previously served as the Chairman of the Bank from 2006 to 2017. Since 1986, Mr. Schultz has served as the Chief Executive Officer of Agracel, Inc., an industrial developer of facilities for manufacturing and high tech entities in small to midsized communities and is the author of BoomtownUSA: The 7 1/2 Keys to Big Success in Small Towns. He also serves on the Board of Directors of Altorfer Inc., a privately held Caterpillar dealership headquartered in Cedar Rapids, Iowa, with several locations in Illinois, Iowa and Missouri, and is the past President of the Illinois State Universities Retirement System. Mr. Schultz received his B.S. in Entrepreneurism from Southern Methodist University and his M.B.A. from Harvard Business School. He is the brother of Robert F. Schultz, who is also a director of the Company and the Bank.

        Skills and Qualifications.    Our board considered Mr. Schultz's experience as the chief executive of a local business, his knowledge of and experience with real estate investment and development, his experience advising other companies in conducting business in small to midsized communities that are similar to those in our primary market areas, his experience as a trustee/director of other organizations and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

Jeffrey G. Ludwig

Background.    Mr. Ludwig serves as President and Chief Executive Officer of the Company, positions he has held since March 2018 and January 2019, respectively, and as Chief Executive Officer of the Bank since March 2018. Prior to those appointments, Mr. Ludwig served as Executive Vice President of the Company and the Bank since 2010, and also as Chief Financial Officer of the Company and the Bank from November 2006, when he joined the Company and the Bank, through November 2016 and from October 2017 until March 2018. Mr. Ludwig also previously served as President of the Bank from November 2016 until he was promoted to Chief Executive Officer of the Bank in March 2018. He serves on the Company's Executive Committee. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., an NYSE-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a Nasdaq-listed company in San Jose, California, from 2002 to 2005; and various positions, including Senior Manager—Audit & Advisory Services, for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

        Skills and Qualifications.    Our board considered Mr. Ludwig's positions as President and Chief Executive Officer of the Company, his experience in executive officer roles within the Bank, and his long-standing relationships within the business community in determining that he should be a member of our board.

Jennifer L. DiMotta

Background.    Mrs. DiMotta is Executive Vice President and Chief Marketing Digital Officer of MediaMarktSaturn, Europe's largest consumer electronics retailer. Prior to joining MediaMarkt in 2019, she was President of DiMotta Consulting LLC, a strategic eCommerce and digital marketing consulting firm, which she founded in 2017. Prior to launching her consulting business, Mrs. DiMotta served as Vice President Digital and Omnichannel of Bluemercury Inc., a cosmetics retailer, beginning in 2015, as Vice President eCommerce of Sports Authority, Inc., a sporting goods retailer, beginning in 2013, and as Senior Director of eCommerce of Office Depot, beginning in 2012, where she was responsible for developing those companies' eCommerce and digital marketing efforts. Mrs. DiMotta holds a B.A. in Criminal Justice from the University of Nebraska, and a Master's Degree in Leadership from Bellevue University.

        Skills and Qualifications.    Our board considered Mrs. DiMotta's more than 19 years' experience in leadership and management, business development, and information technology, including omnichannel strategies, in determining that she should be a member of our board.

Deborah A. Golden

Background.    Ms. Golden, who serves as Chair of our Compensation Committee, joined the Company's board in November 2015. Ms. Golden serves as Executive Vice President, General Counsel and Secretary of GATX Corporation, a NYSE-listed railcar leasing company, where she has been employed since 2006. She previously served as General Counsel of Midwest Generation, LLC, a power generation company, from 2004 to 2006; Assistant General Counsel, Office of the Governor, State of Illinois, from 2003 to 2004; in various executive legal positions at Ameritech Corporation from 1995 to 2001; and as a partner at Schiff, Hardin & Waite, where she began her legal career in 1984. Ms. Golden holds a B.A. from Boston College, a J.D. from Loyola University School of Law and an M.B.A. from Loyola University. She is a member of the Illinois Bar.

        Skills and Qualifications.    Our board considered Ms. Golden's experience as an executive of a publicly-traded company, her experience with commercial leasing, and her knowledge of corporate governance of publicly-traded companies in determining that she should be a member of our board.

Jerry L. McDaniel

Background.    Mr. McDaniel is President of Superior Fuels, Inc., whose principal business was the wholesale supply of propane and petroleum products prior to the sale of these business lines and which now holds various real estate investments, a position he has held since 2007, and President of Dirtbuster Carwash LLC, which operates carwashes in Southern Illinois and Indiana. In addition to his ownership of these businesses, Mr. McDaniel is a principal in other businesses, including real estate development. Mr. McDaniel is a licensed pilot and serves on the board of the Southeastern Illinois Community Foundation. Prior to joining our board, Mr. McDaniel served as a director of another local community bank.

        Skills and Qualifications.    Our board considered Mr. McDaniel's experience in starting and running several local businesses, his broad investment experience and his prior service as a director of a community bank in determining that he should be a member of our board.

Jeffrey M. McDonnell

Background.    Mr. McDonnell is Chief Executive Officer of J&J Management Services, Inc., a private management company, a position he has held since 2012, and prior to becoming Chief Executive Officer, he served as President and Chief Compliance Officer starting in 1997. He also serves on the board of The Center for Emerging Technologies, a non-profit technology incubator, and, prior to Midland's acquisition of Heartland Bank in December 2014, was a director of Heartland Bank and its parent company, Love Savings Holding Company. Mr. McDonnell also serves on the investment advisory committees for the venture capital firms Oakwood Medical and Rivervest and as a manager or member of various investment partnerships. Mr. McDonnell holds a B.A. in Economics from Princeton University, an M.B.A. from the University of Michigan and a certification as a Chartered Financial Analyst.

        Skills and Qualifications.    Our board considered Mr. McDonnell's service on the boards of Love Savings Holding Company and Heartland Bank and his other business experience in determining that he should be a member of our board.

Dwight A. Miller

Background.    Mr. Miller is the Chief Executive Officer and Owner of Dash Management, positions he has held since 2002. Until 2019, Dash Management owned a number of McDonald's franchises in Champaign and Decatur, Illinois. Mr. Miller has served in a number of management positions with McDonald's Corp., including NE Zone Franchising Manager responsible for recruiting and development of franchisees, McOpCo Operation Manager running company restaurants in Connecticut and Western Massachusetts, and Field Service Manager responsible for franchise operation and relationships in over 200 stores in upstate New York. Mr. Miller also served as President of the Greater Chicago Region-Regional Leadership Council, representing McDonald's franchisees, and on the National Leadership Committee. Mr. Miller is the past Chairman for the Champaign County Chamber of Commerce and is on the Board of Trustees for the University of Findlay. He holds a B.S. in Accounting from the University of Findlay.

        Skills and Qualifications.    Our board considered Mr. Miller's experience as a chief executive officer and his experience as an executive for a large company in determining that he should be a member of our board.

Richard T. Ramos

Background.    Mr. Ramos, who serves as Chair of our Audit Committee, is Executive Vice President, Chief Financial Officer and board member for Maritz Holdings, Inc., headquartered in St. Louis, Missouri. Maritz specializes in the design and development of incentive, reward and loyalty programs focused on improving workforce quality and customer satisfaction. He has been with Maritz since 2000. Prior to joining Maritz, Mr. Ramos served as Chief Financial Officer for Purcell Tire and Rubber Company, practiced corporate law at the firm of Blumenfeld, Kaplan and Sandweiss in St. Louis, and was a senior manager at KPMG LLP. He received his B.S. in Business Administration from the University of Missouri in St. Louis and his J.D. from St. Louis University School of Law. Mr. Ramos is a Certified Public Accountant and a member of the Missouri Bar.

        Skills and Qualifications.    Our board considered Mr. Ramos's experience as a chief financial officer and board member and his accounting acumen in determining that he should be a member of our board.

Robert F. Schultz

Background.    Mr. Schultz serves as Managing Partner of the J.M. Schultz Investment, L.L.C., a family investment firm, and has been with this organization since 1989. Since 1996, he also has served as Chairman of the Board of Directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. Prior to joining the Company's board of directors, he served on the board of directors of Prime Banc Corp. and First National Bank of Dieterich. Mr. Schultz received his B.S. in Finance from the University of Illinois and a J.D. from the University of Notre Dame Law School. He is the brother of John M. Schultz, who is the Chairman of the Company.

        Skills and Qualifications.    Our board considered Mr. Schultz's business and investment experience, his experience as a director of other community banks, and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

Jeffrey C. Smith

Background.    Mr. Smith serves as the Chairman of the Bank and Chair of our Nominating and Corporate Governance Committee. He is a Principal and Managing Partner of Walters Golf Management, a golf club management company headquartered in St. Louis, Missouri, which manages a number of properties and offers turn key management, construction management, acquisition, consulting, agronomics and remodeling/redecorating services. He has been with Walters Golf Management Group since 1996. Mr. Smith received his B.S. in Education from the University of Missouri.

Skills and Qualifications.    Our board considered Mr. Smith's business experience, his management experience as the managing partner of a business and his knowledge of the business community in our St. Louis market area in determining that he should be a member of our board.

        The business experience for each of our executive officers not discussed above is as follows:

        Jeffrey S. Mefford.    Mr. Mefford, age 55, serves as Executive Vice President of the Company and President of the Bank, positions he has held since March 2018. He has been with the Bank since 2003, and prior to his appointment as Executive Vice President of the Company and President of the Bank, he served as the Bank's Executive Vice President—Banking since October 2010. Prior to serving as Executive Vice President—Banking, Mr. Mefford served as the Bank's Illinois Region Market President, responsible for the banking offices in our central Illinois market. Prior to joining the Bank, Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point, Illinois, from 2000 to 2003; Vice President, Mortgage Department Manager, at Marine Bank, in Springfield, Illinois, from 1998 to 2000; and Vice President, Small Business Banking Manager, for Bank One, Illinois, in Springfield, Illinois, from 1991 to 1998. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.

        Eric T. Lemke.    Mr. Lemke, age 51, CPA, serves as Chief Financial Officer of the Company and the Bank, having been promoted to those positions in November 2019. Prior to his appointment as Chief Financial Officer, Mr. Lemke, who has been with the Company since 2018, served as Director of Assurance and Audit. Immediately prior to joining the Company, he was the Chief Financial Officer of Metropolitan Capital Bancorp, Inc. and Metropolitan Capital Bank & Trust, its banking subsidiary, since July 2017. Prior to that he was a partner in the Financial Services Practice of RSM US LLP, having first joined RSM in 1993. Mr. Lemke holds a B.S. in Accounting from Olivet Nazarene University in Bourbonnais, Illinois, and is a member of the American Institute of Certified Public Accountants. Mr. Lemke also serves on the Finance Committee of the Eastern Illinois Foodbank in Urbana, Illinois.

        Douglas J. Tucker.    Mr. Tucker, age 61, serves as Senior Vice President and Corporate Counsel of the Company and the Bank, positions to which he was appointed in October 2010. Mr. Tucker also serves on the Company's Executive Committee. Prior to joining the Company, Mr. Tucker was a Partner in the Corporate Services Group of Quarles & Brady LLP, having joined that firm in 2004. Mr. Tucker also served as Chair of Quarles & Brady's Chicago Securities Practice, as one of the firm's National Growth Partners, as Chair of the China Law Group and as Managing Partner of the firm's office in Shanghai, China. Mr. Tucker, who has worked with financial institutions for more than 20 years, has been a licensed attorney since 1993 and an Adjunct Professor at the Chicago-Kent Law School from 2002 to 2016. He holds a B.A. in International Relations from Michigan State University and a J.D. from Northwestern University School of Law.

        Jeffrey A. Brunoehler.    Mr. Brunoehler, age 59, serves as the Bank's Senior Vice President—Chief Credit Officer, a position he has held since July 2010. Prior to joining the Bank, Mr. Brunoehler held positions at AMCORE Bank, N.A., as Senior Vice President and Regional Credit Officer from 2005 to 2010 and Senior Vice President and Market President from 1999 to 2004. Mr. Brunoehler received his B.S. in Agricultural Economics from the University of Illinois.

        Sharon A. Schaubert.    Ms. Schaubert, age 61, serves as the Bank's Chief Human Resources Officer. Her primary responsibilities include overseeing human resources and training. Prior to joining the Bank in 2004, she held the positions of Executive Vice President of Retail Banking at Peoples National Bank in Fairfield, Illinois, from 2000 to 2004; Vice President Regional Administrative Manager at First Bank in Salem, Illinois, from 1998 to 2000; and Assistant Vice President Area Manager at the Bank of Illinois in Mt. Vernon, Illinois, from 1990 to 1998. Ms. Schaubert received her B.A. in Management and Communications from Concordia University and her M.B.A. from the University of Illinois.

        James R. Stewart.    Mr. Stewart, age 64, serves as the Bank's Chief Risk Officer. He joined as Director of Risk Management in 2012, was appointed Senior Director of Risk Management in 2013, and assumed his current role in June 2015. Prior to joining the Bank, Mr. Stewart was a principal with JHC Risk Strategies, a risk management consulting firm in Williston, Vermont, and from 2003 to 2010, served as Executive Vice President and Chief Risk Officer at Bank of N. T. Butterfield & Son Limited, Hamilton, Bermuda. Prior to that position, he was Senior Vice President and Head of Risk Management at Riyad Bank, Riyadh, Saudi Arabia, and for seventeen years prior consulted to Lloyd's of London and other key insurers on financial services risks. Mr. Stewart holds a B.S. in Business Administration from the University of Alabama. He is a Certified Public Accountant and a Chartered Global Management Accountant.

        None of the executive officers were selected as an officer pursuant to any arrangement or understanding with any other person.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE INFORMATION

        As a community banking organization, the Company has always believed that matters commonly referred to as Sustainability / Environmental, Social and Governance ("ESG") are important for driving shareholder value. As examples, our corporate governance and risk management programs are designed to help sustain our organization through times of economic downturns, especially in connection with credit quality and capital levels, and our community development efforts help drive the health and growth of the communities we serve, most especially the families and small-medium size businesses in our communities.

        The Company believes the following ESG areas are of particular importance to our community-focused financial services business:

  •
  Business Ethics

  •
  Selling Practices and Product Labeling

  •
  Customer Privacy and Data/Cyber Security

  •
  Systemic Risk Management

        For additional information regarding our efforts in these and other important ESG areas, including corporate governance, diversity and inclusion, community development and protection of the environment, please go to "Who We Are—View our ESG Summary" on our website at www.midlandsb.com.

        The contents of our website are not filed or furnished with this proxy statement nor are they incorporated by reference into this or any of our other filings with the SEC. The information contained in this section of this proxy statement shall not be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this section of this proxy statement by reference in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy

        We design our executive compensation program to attract and retain executives who have the background, leadership skills and entrepreneurial drive to execute our Strategic Plan. Our overall approach is based on the following:

  •
  Utilizing data from compensation surveys performed by our independent compensation consultant (generally every year, as determined by our Compensation Committee) regarding our peer group, which consists of 21 publicly traded community banks of comparable size (i.e., $3.8-$11.6 billion of assets) as a reference point in setting total compensation for 2020. Our Peer group and the metrics used to identify this group is provided under "Compensation Best Practices."

  •
  Developing overall compensation for our executive officers that is significantly performance-based, including salary, short-term incentives and long-term incentives. The charts below provide a summary of the target percentage of each element of our NEOs' 2019 direct compensation, including long term incentives:

    Additional information regarding each element of our executive compensation is included under "Compensation Components."

  •
  Considering input we receive from our shareholders. The results from our shareholder outreach program since the last annual meeting is described below under "Shareholder Outreach."

2019 Shareholder Outreach

        In 2019 the Company's proxy materials included a Say-on-Pay proposal for the Company's May 2019 Annual Meeting of Shareholders. Although the Say-on-Pay proposal for the Company's May 2019 Annual Meeting of Shareholders was approved by more than 81% of the shares represented at the meeting and entitled to vote, the Compensation Committee requested that management contact several of the Company's largest shareholders to hear comments and answer any questions they may have about the Company's executive compensation or governance programs. The Company's Corporate Counsel contacted each of the Company's top 25 institutional shareholders, representing 42% of the shares entitled to vote on the proposal at our May 2019 Annual Meeting of Shareholders, and had conversations with those institutions requesting to do so.

        As would be expected, each institution with whom we spoke expressed differing views on the importance of various components of our overall executive compensation. The topics discussed were wide-reaching, ranging from the advantages and disadvantages of appreciation vs. full-value equity awards (e.g., stock options vs. restricted stock awards), to proper risk assessment of executive compensation programs in banks and other financial institutions. However, the one consistent topic discussed was the Company's approach to its Long-Term Incentive Program ("LTIP"), and the fact that the Company currently uses four-year vesting for such awards but does not apply specific performance metrics to its LTIP awards. Also discussed was the relationship between the LTIP and the Company's Annual Incentive Bonus program, which is cash-based.

        The principal issues discussed around performance metrics for our LTIP included:

  (1)
  the Company's Annual Incentive Bonus program includes two performance metrics, including A) a sliding scale pursuant to which each NEO's bonus is reduced 5% for each 1% the Company's budgeted financial metrics are not met, which results in a 0% annual payout if the results are 90% or less of budget, and B) minimum capital ratios and asset quality metrics, which if not met also result in a proportional reduction in payout, even if the financial metrics are met;

  (2)
  the challenges in setting performance metrics four years in advance given the Company's rapid growth, including 14 acquisitions in the past 10 years and expected continued acquisition activity under the Company's Strategic Plan, coupled with the difficulty in evaluating and adjusting the metrics following those acquisitions;

  (3)
  the Company's need to recruit and retain senior level people with significant experience (and generally from much larger banks) to join the Company, which is headquarters in Effingham, Illinois, a rural area with a population of approximately 12,000 people; and

  (4)
  annual LTIP awards have a four-year vesting period, pursuant to which only 25% of the award vests each year that the NEO remains with the Company.

        Although each institution encouraged the Company to continue considering the adoption of performance metrics with respect to the LTIP, each appeared to appreciate the challenges specific to our Company. Based on the 2019 Say on Pay vote and the results of these conversations, the Compensation Committee has not made any changes to the overall design of our executive compensation for 2020. The Compensation Committee found the feedback helpful and will continue to take into account these perspectives, as well as market data, when evaluating NEO pay as part of its annual compensation setting process.

        In addition to compensation matters, some of the institutions with whom we spoke inquired as to the Company's approach to ESG matters and offered suggestions as to how a community banking organization of our size and scope might approach ESG. As a result of these discussions and work already underway at the Company to provide more information to our shareholders and other constituents, we have added information regarding our ESG efforts under "Who We Are—View our ESG Summary" on our website at www.midlandsb.com and in the "Environmental, Social and Governance" section of this proxy statement.

        The contents of our website are not filed or furnished with this proxy statement nor are they incorporated by reference into this or any of our other filings with the SEC. The information contained in the "Environmental, Social and Governance" section of this proxy statement shall not be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this section of this proxy statement by reference in such filing.

Named Executive Officers

        Our named executive officers for 2019, which consist of our current principal executive officers, our current and former principal financial officers, and our next three most highly compensated executive officers, are:

  •
  Jeffrey G. Ludwig, President and Chief Executive Officer

  •
  Jeffrey S. Mefford, Executive Vice President and President of the Bank

  •
  Douglas J. Tucker, Senior Vice President and Corporate Counsel

  •
  Eric T. Lemke, Chief Financial Officer

  •
  James R. Stewart, Senior Vice President and Chief Risk Officer of the Bank

  •
  Donald J. Spring, Principal Accounting Officer and Former Interim Chief Financial Officer

  •
  Stephen A. Erickson, Former Chief Financial Officer

        As part of a previously announced succession plan, Jeff Ludwig took over as CEO of our holding company on January 1, 2019. Eric T. Lemke was appointed Chief Financial Officer in November 2019. Prior to Mr. Lemke's appointment, Stephen A. Erickson served as Chief Financial Officer through his resignation in August 2019, at which point our Principal Accounting Officer, Donald J. Spring, was appointed as Interim Chief Financial Officer (See "2019 and 2020 Compensation Decisions").

Compensation Philosophy and Objectives

        We strive to be among the top performing community banks in the nation. While our operations are primarily located in Illinois and the St. Louis metropolitan area in Missouri, we measure our performance on both a local and national level. Our compensation philosophy reflects this vision and strategy.

        We structure our executive compensation program to align compensation with business objectives, to motivate our named executive officers to enhance long-term business results (although certain shorter-term results, such as revenue, net income and earnings per share are also targeted), and to enable us to attract talent and retain and reward executive officers who contribute to our financial performance and success. In particular, we do the following:

  •
  use performance-based incentives as a meaningful portion of our named executive officers' total compensation while ensuring a sufficient base level salary in both strong and weak economic markets necessary to retain national-level executive talent;

  •
  condition incentive-based compensation on key performance objectives, including annual financial targets, which focus our executive team on sustaining top-level performance of the Company and the Bank and creating long-term value for our shareholders; and

  •
  our Risk Management Department conducts an annual risk-based assessment of our compensation program to help ensure our overall compensation program is designed to incentivize long-term shareholder growth without incentivizing short-term risk taking.

        In addition to being motivational tools for our existing executive team, we also structure our compensation packages in view of our recruitment and retention objectives. The Compensation Committee is mindful of the need to compete for national-level executive talent and attract talent to Effingham, Illinois, the location of our corporate headquarters. In this endeavor, one of our challenges has been persuading top-level talent to relocate, often from major metropolitan areas, to Effingham, which is a town of slightly more than 12,000 people situated approximately two hours from St. Louis, Missouri and Indianapolis, Indiana. Therefore, in establishing our compensation program, the Compensation Committee considers the pay practices of our peers as one of many factors in establishing our executive compensation programs, but does not set compensation at a specific percentile of our peers. As discussed in more detail below, the Compensation Committee has established a selective group of peers with the assistance of our independent compensation consultant.

        We will continue to review, evaluate and modify the structure and design of our program to meet its objectives, promote strategic growth, increase value for our shareholders, and maintain a competitive executive compensation package in relation to our peers. Our future compensation plan may depart from historical practices.

Compensation Best Practices

        Our Compensation Committee considers it important to design our compensation program in accordance with best practices for public companies, while continuing to be able to recruit and retain superior executive talent.

What We Do	What We Do Not Do

•

Use performance-based incentives as a significant portion of our NEOs' total compensation

•

Use peer group benchmarking to inform compensation decisions

•

Condition short-term incentive-based compensation on key performance objectives (revenue and earnings per share)

•

Condition annual long-term incentives on four-year equal tranche vesting

•

Provide for severance payments only upon an involuntary termination of employment where the termination was without cause (whether or not such termination is in connection with a change in control)

•

Conduct an annual risk-based assessment of our compensation program

•

Provide tax gross-ups

•

Include walk-away severance payments or single-trigger cash payments upon a change in control

•

Provide single-trigger vesting of equity awards in change of control transactions for awards granted during 2019 and thereafter under our 2019 Long-Term Incentive Plan

•

Reprice equity awards without prior shareholder approval

        Use of Independent Consultants and Peer Group Benchmarking.    The Compensation Committee has authority to retain, at the Company's expense, outside counsel, experts, compensation consultants and other advisors, as needed. The Compensation Committee has retained McLagan Partners ("McLagan"), which is part of the Rewards Solution practice at Aon plc, as its independent compensation consultant to serve in an advisory capacity.

        Aon Risk Services, an affiliate of McLagan, is the Company's current insurance brokerage provider. The Company paid fees of approximately $131,044 to Aon Risk Services in 2019 for insurance brokerage services. The Company paid McLagan an additional $7,975 for survey data regarding non-executive compensation. The insurance brokerage services provided to the Company by Aon Risk Services were approved by Company management in the ordinary course of business. McLagan and its affiliates have established and followed various policy and practice safeguards between the compensation consultants engaged by the Compensation Committee and the other Aon service providers to the Company, which are designed to help ensure that the Compensation Committee's compensation consultants continue to fulfill their role in providing objective, unbiased advice.

        In its engagement of McLagan, the Compensation Committee considered the independence of McLagan under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to their engagement.

        McLagan's specific services to the Compensation Committee have included support in the Compensation Committee's effort to develop an appropriate peer group; review and update, as appropriate, our compensation philosophy; review potential risks associated with our compensation programs; analyze our named executive officer and director compensation levels, including based on our peer group; and analyze our equity utilization. McLagan also provides reports to the Compensation Committee on market compensation trends and developments.

        For compensation decisions for 2019, the following companies were included in our peer group:

Renasant Corp.	Heartland Financial USA, Inc.	NBT Bancorp Inc.
TowneBank	Ameris Bancorp	First Financial Bankshares
Independent Bank Corp.	WSFS Financial Corp.	Fidelity Southern Corp.*
Tompkins Financial Corp.	CenterState Banks	First Busey Corp.
City Holding Co.	Washington Trust Bancorp, Inc.	Univest Corp. of Pennsylvania
MainSource Financial Group**	Bryn Mawr Bank Corp.	Peoples Bancorp Inc.
Camden National Corp.	Stock Yards Bancorp Inc.	Horizon Bancorp
First Foundation Inc.

*
Fidelity Southern Corp. merged with and into Ameris Bancorp, a Georgia corporation, effective July 1, 2019

**
MainSource Financial Group merged with and into First Financial Bancorp, an Ohio corporation, effective April 1, 2018

        In the determination of our peer group for 2020, we determined along with McLagan, to utilize a peer group of US-based community banks that met the following criteria as of June 30, 2019:

  •
  Less than $12 billion in assets

  •
  Annual revenue between $160 and $500 million

  •
  Non-interest income of at least 20% of total revenue

  •
  Non-performing assets less than 2.0% of total assets

  •
  Insider ownership of less than 30%

  •
  More than 20 branches

        As established by the Company and McLagan, our compensation peers consist of 21 publicly traded financial companies with assets between $3.8 and $11.6 billion and revenue between $176 and

$444 million. Our Compensation Committee then selected the following bank holding companies as our peer group:

Northwest Bancshares, Inc.	NBT Bancorp, Inc.	Independent Bank Corp.
BancFirst Corp.	First Financial Bankshares	Park National Corp.
First Busey Corp.	First Commonwealth Financial	Tompkins Financial Corp.
National Bank Holdings Corp.	First Bancorp	Univest Financial Corp.
Bryn Mawr Bank Corp.	City Holding Co.	QCR Holdings Inc.
Westamerica Bancorp.	Washington Trust Bancorp Inc.	Lakeland Financial Corp.
Peoples Bancorp Inc.	Horizon Bancorp Inc.	Carolina Financial Corp.

        Role of Executive Officers in Compensation Decisions.    None of our named executive officers participates in or makes recommendations with respect to their own compensation. The Compensation Committee is responsible for all compensation decisions affecting our Chief Executive Officer, and for performance-driven and other determinations of incentive bonuses and equity awards for all our named executive officers. Our Chief Executive Officer recommends salary adjustments for the other named executive officers, which the Compensation Committee reviews prior to adjustments becoming effective.

Compensation Components

        General.    We compensate our named executive officers with a combination of base salary, annual incentive bonuses in cash and equity, and other benefits including perquisites. Each element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers. We expect these fundamental elements of compensation to continue for 2020 compensation.

        Base Salary.    Each of our executives receives an annual base salary. The Compensation Committee reviews and approves base salaries of our named executive officers and sets the compensation of our Chief Executive Officer. In setting the base salary of each named executive officer, the Compensation Committee relies on market data provided annually by our independent compensation consultant McLagan and survey data from industry resources. Salary levels are typically considered annually as part of our executive compensation review process or upon a promotion or other change in job responsibility.

        Annual Incentive Bonus—Corporate Bonus Plan.    The Compensation Committee believes that performance-based compensation can incentivize our named executive officers to drive the Company's growth, balanced with the assumption of reasonable risk. Accordingly, we account for several performance and risk-based metrics in their annual incentive bonuses.

        Annual cash incentive bonuses are paid to our NEOs under the Company's Corporate Bonus Plan, which also applies to all other employees of the Company and its subsidiaries (except individuals on production-related commission structures and our retail team). Each executive employment agreement for our NEOs specifies a target amount for the annual incentive bonus, stated as a percentage of annual base salary for the applicable year.

        On a year-by-year basis, the Compensation Committee structures the annual cash incentive bonus to emphasize corporate performance. In furtherance of this goal, 100% of our named executive officers' annual cash incentive bonus under the Corporate Bonus Plan is focused on achievement of Company performance metrics.

        For 2019, our Compensation Committee based our NEOs' annual incentive bonus on our attainment of annual financial goals for earnings per share and revenue, with no bonus being payable with respect to each such metric if we fail to attain more than 90% of the goal for that metric. If we achieve between 90% and 100% of each goal, our named executive officers earn 50% to 100% of their target incentive with respect to each metric, with attainment of their target incentive determined on a sliding scale for intermediate performance. If we achieve more than 100% of the earnings per share goal, the named executive officers can earn more than 100% of their target incentive with respect to that metric; however, with respect to the revenue metric, each named executive officer may only earn up to 100% of their target incentive with respect to that metric, even if we achieve more than 100% of the revenue goal. The maximum total cash incentive a named executive officer may earn is capped at 150% of the target amount, or 75% of annual base salary if lower. In calculating the annual cash incentive bonus based on Company performance, the Compensation Committee assigns 70% of the bonus to earnings per share and the remaining 30% to revenue. Pursuant to the Corporate Bonus Plan, the Compensation Committee may adjust the performance targets mid-year, at its discretion, to account for extra-ordinary, one-time events deemed to be in the long-term interests of our shareholders, such as integration expenses incurred in connection with acquisitions.

        The annual cash incentives are also constrained by the parameters of our Management Incentive Plan (the "MIP"). The MIP further conditions each named executive officer's annual bonus on risk-based metrics. In view of the 2008-2009 global financial crisis, the Compensation Committee determined that maintaining specified capital and asset quality levels is critical to protecting shareholders and the Company's long-term performance. Therefore, each annual bonus is subject to partial or complete forfeiture if the following risk-based metrics are not satisfied, as provided in the terms of the MIP.

        With respect to capital levels, bonuses will be reduced if the Bank's Tier 1 leverage ratio is below 7.25% and will be eliminated if the Tier 1 leverage ratio falls below 6.75%; provided, however, that the Compensation Committee is permitted to take into consideration short-term variations that result from specific strategic events believed to be in the long-term interests of the Company that may have had a short term negative impact on the Tier 1 leverage ratio. An example is an acquisition for which regulatory approval is obtained, notwithstanding that the Tier 1 ratio might temporarily dip below the MIP target.

        With respect to asset quality, the Company must achieve a ratio of nonperforming assets to total assets that is not greater than 120% of that of our peers, as determined by the Compensation Committee; but, regardless of the average level of the applicable peer group, the metric will be deemed to be satisfied if the Company's ratio of nonperforming assets to total assets is equal to or less than

2.0%. If the Company does not satisfy the asset quality threshold, bonuses will be proportionately reduced.

        Upon partial or complete forfeiture, the MIP intends to incentivize our named executive officers to timely cure any deficiencies by providing a restoration bonus in the following year if capital and asset quality levels return to specified levels. The Compensation Committee verifies each level has been satisfied before awarding the bonuses, which are subject to its final approval.

        Long-Term Incentive Equity Awards.    The Compensation Committee believes that equity awards serve to align each officer's interests with those of our shareholders. The equity awards held by our named executive officers and reflected in the tables below all relate to stock option awards and restricted stock awards issued pursuant to our 2019 Long-Term Incentive Plan (the "2019 LTIP") or its predecessor plans, which, as described more fully below, allow the Compensation Committee to establish the terms and conditions of the awards, subject to the plan terms. Following the approval of the 2019 LTIP by our shareholders at our May 3, 2019 annual shareholders meeting, no additional awards may be issued under our previous plan, the Second Amended and Restated 2010 Long-Term Incentive Plan (the "2010 LTIP"), however any award previously granted under the 2010 LTIP will remain subject to the terms of the 2010 LTIP for so long as it remains outstanding.

        Under the 2019 LTIP, we may issue a wide variety of forms of equity incentives, as deemed appropriate by the Compensation Committee. The Compensation Committee typically grants equity awards to each named executive officer at the time the individual is hired and, thereafter, on an annual basis as part of our overall executive compensation program. The Compensation Committee has found equity awards to be an effective means to attract, retain and reward individuals who contribute to the long-term financial success of the Company and to further align their interests with those of the Company's shareholders. The Compensation Committee grants equity awards to encourage our named executive officers to stay with, and maximize the performance of, the Company over the long term and to discourage excessive focus on short term metrics at the expense of the long-term health of the organization. As noted above, equity awards are generally tied to a four-year vesting schedule.

        Benefits and Other Perquisites.    The named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. These plans are described in the "Executive Compensation—Other Compensation Programs" section below.

2019 and 2020 Compensation Decisions

        This section describes the decisions made by the Committee with respect to the compensation for named executive officers for 2019 as well as certain decisions with respect to 2020 compensation.

        Succession of our Principal Executive Officer and Principal Financial Officer Transition.    As part of our executive management succession planning and development, Mr. Ludwig was appointed President of the Bank in February 2016, and President of the Company and Chief Executive Officer of the Bank in March 2018. Mr. Ludwig was appointed as Chief Executive Officer of the Company by the board effective January 1, 2019. Following the resignation of our Principal Accounting Officer, Principal Financial Officer, and Chief Financial Officer, Stephen A. Erickson, effective August 23, 2019, our Corporate Controller, Donald J. Spring, was appointed as Principal Accounting Officer, Principal Financial Officer, and Interim Chief Financial Officer of the Company. Mr. Spring served as Principal Financial Officer and Interim Chief Financial Officer of the Company through Eric T. Lemke's appointment as Principal Financial Officer and Chief Financial Officer of the Company effective November 12, 2019.

        Base Salary.    For 2019, our Compensation Committee approved a 3% cost of living adjustment to the base salaries of our named executive officers effective for the 2019 fiscal year (other than in connection with the promotions of Messrs. Ludwig, Mefford, Lemke, and Spring) based on our independent compensation consultant McLagan's assessment of our peer compensation in late 2017. The Compensation Committee has not adjusted the 2020 base salaries of our named executive officers (other than Mr. Spring) based on our independent compensation consultant McLagan's assessment of our peer compensation in 2019. In setting the base salary of each named executive officer, the Compensation Committee relied on market data, individual performance and changes in responsibilities of our named executive officers. For 2019, salaries for our NEOs increased by 3% excluding Messrs. Ludwig, Mefford, Lemke, and Spring who received raises of 21.19%, 16.28%, 90.62% and 18.89% in recognition of the additional responsibilities associated with their respective promotions. For 2020, salaries for our NEOs are expected to remain unchanged from those in effect at the end of 2019 (other than for Mr. Spring who is expected to receive a 1.5% raise). The 2018, 2019 and 2020 base salaries for our named executive officers are shown in the table immediately below:

Name	2018 Base Salary	2019 Base Salary	2020 Base Salary
Jeffrey G. Ludwig	$472,000	$572,000	$572,000
Jeffrey S. Mefford	$344,000	$400,000	$400,000
Douglas J. Tucker	$344,000	$354,320	$354,320
Eric T. Lemke(1)	n/a	$305,000	$305,000
James R. Stewart	$315,000	$324,450	$324,450
Donald J. Spring(1)	n/a	$240,000	$243,600
Stephen A. Erickson	$325,000	$334,750	—

(1)
Messrs. Lemke and Spring were not NEOs prior to 2019.

        Annual Incentive Bonus.    The annual cash incentive targets of our named executive officers effective for the 2019 fiscal year remained unchanged, with the exception of Messrs. Ludwig and Mefford whose annual cash incentive target percentages were increased to 65% and 60%, respectively. The 2018 and 2019 annual cash incentive target percentage of base salary for each named executive officer is set forth below. The Compensation Committee expects the target percentages to remain unchanged in 2020, with the exception of Mr. Lemke, whose target bonus percentage will increase to 40% as set forth in the employment agreement entered into with the Company in connection with his appointment as Chief Financial Officer.

Name	2018 Target %	2019 Target %	Actual 2019 Bonus %*
Jeffrey G. Ludwig	60%	65%	68.6%
Jeffrey S. Mefford	50%	60%	63.4%
Douglas J. Tucker	40%	40%	42.2%
Eric T. Lemke(1)	n/a	20%	21.1%
James R. Stewart	40%	40%	42.2%
Donald J. Spring(1)	n/a	30%	31.7%
Stephen A. Erickson	40%	40%	—

(1)
Messrs. Lemke and Spring were not NEOs prior to 2019.

*
Reflects the fact that annual bonuses were paid at 105.6% of target for the 2019 fiscal year based on the financial metrics used to determine such bonuses.

        For 2019, the annual incentive bonus for each of our named executive officers was based upon the Company performance against annual financial targets and satisfaction of risk-based metrics. The bonuses are further subject to the risk-based metrics imposed by the MIP.

        The annual incentive bonuses for 2019 were based upon for the following aspects of Company performance:

  •
  Earnings Per Share—70% of our executive's annual incentive bonus is based upon achieving a specified earnings per share target for the year. If the Company's earnings per share for the fiscal year is at or below 90% of the specified target, no annual incentive bonus would be earned for the earnings per share metric. If more than 90%, but less than 100% of the target was achieved, only a portion of each executive's annual incentive bonus would be earned. If more than 100% of the target was achieved, each executive may earn more than 100% of the target bonus amount with respect to this metric. For 2019, the earnings per share target (as adjusted for acquisitions and other one-time extraordinary events) was $2.48 per share and actual earnings per share was $2.54, resulting in performance of 102% of target and the earning of an annual cash incentive at 108% of the target bonus amount for the earnings per share metric.

  •
  Revenue—30% of our executive's annual incentive bonus is based upon the Company's total revenue. If the Company's revenue is at or below 90% of the specified target, no annual incentive bonus would be earned for the revenue metric. If more than 90%, but less than 100% of the target was achieved, only a portion of each executive's annual incentive bonus would be earned. If more than 100% of the target was achieved, each executive would earn 100% of the target bonus amount with respect to this metric. For 2019, the revenue target (as adjusted for acquisitions and other one-time extraordinary events) was $257.4 million and actual revenue was $265.1 million, resulting in performance of 103% of target and the earning of an annual cash incentive at 100% of the target bonus amount for the revenue metric.

        Based upon the fiscal year 2019 performance of the Company, the actual 2019 incentive bonuses paid were as follows:

Name	2019 Annual Bonus
Jeffrey G. Ludwig	$392,621
Jeffrey S. Mefford	$253,440
Douglas J. Tucker	$148,491
Eric T. Lemke	$37,949
James R. Stewart	$135,973
Donald J. Spring	$69,181
Stephen A. Erickson	—

        While not a part of the annual incentive bonus calculations, the Compensation Committee may, in their discretion, award additional bonuses with respect to specific achievements under the Company's Strategic Plan during the year. These bonuses may, for example, be awarded in connection with the closing and successful integration of acquisitions. In 2019, the Compensation Committee did not award our named executive officers discretionary cash bonuses.

        Long-Term Incentive Equity Awards.    The employment agreement for each of our NEOs, as amended (with the exception of Mr. Spring) specifies the annual long-term incentive percentage of base salary to be granted as equity under our 2019 LTIP as follows:

Name	2019%
Jeffrey G. Ludwig	65%
Jeffrey S. Mefford	55%
Douglas J. Tucker	45%
Eric T. Lemke	40%
James R. Stewart	45%
Donald J. Spring	20%
Stephen A. Erickson	40%

        In November 2019, the Compensation Committee approved equity grants for our named executive officers comprised solely of restricted stock awards. Mr. Spring also received a retention award in May 2019. The Compensation Committee determined the number of awards granted to each named executive officer (with the exception of Mr. Spring) based on the terms of the executive employment agreements, with the NEOs (with the exception of Mr. Spring) receiving awards at the percentage specified in their employment agreements. The Compensation Committee expects the annual long-term incentive percentages to remain unchanged in 2020 for our NEOs. During 2019, the Compensation Committee awarded restricted stock to our named executive officers as set forth below.

Name	Number of Shares	Grant Date Fair Value
Jeffrey G. Ludwig	13,403	$372,536
Jeffrey S. Mefford	7,931	$220,442
Douglas J. Tucker	5,748	$159,766
Eric T. Lemke	4,398	$122,242
James R. Stewart	5,263	$146,285
Donald J. Spring	5,496	$150,068
Stephen A. Erickson	—	—

        Generally, each grant of restricted stock awards vests annually in equal portions on the first four anniversaries of the grant date, assuming the executive's employment has not previously terminated (except with respect to the retention award granted to Mr. Spring in May 2019 which vests 100% on the fourth anniversary of the grant date). Each grant also vests in full upon an involuntary termination in connection with a change in control of the Company or the named executive officer's termination of employment due to death or disability. The grant date fair value of the restricted stock awards is determined based on a share price of $27.80 (and $27.08 with respect to the May 2019 retention award granted to Mr. Spring), the closing share price of the Company's common stock on the date of grant.

        All Other Compensation.    While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2019 are reported in the Summary Compensation Table below. The benefits offered in 2019 to the named executive officers are expected to continue for 2020, unless otherwise limited or prohibited by any regulatory rules.

Regulatory Impact on Compensation

        As a publicly traded financial institution, Midland is subject to additional requirements, most notably, the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"). The Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution's overall financial condition.

        Additionally, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the "Guidance"), which is intended to complement the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions.

        Other matters, such as accounting, tax and SEC requirements regarding risk assessment are also considered by the Compensation Committee as part of its compensation design and annual decisions.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

        Submitted by:

Deborah A. Golden (Chair)
Richard T. Ramos
Jeffrey C. Smith
Members of the Compensation Committee

EXECUTIVE COMPENSATION

        The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation program to maintain a competitive total compensation package. As such, the compensation program in the future could vary from our historical practices.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2019, 2018 and 2017 by each of our named executive officers.

Summary Compensation Table

Name and principal position(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Non-equity Incentive Plan Compensation(4) ($) (g)	All Other Compensation(5) ($) (i)	Total ($) (j)
Jeffrey G. Ludwig	2019	572,000	—	372,536	392,621	16,903	1,354,060
President and Chief Executive	2018	472,000	50,000	306,796	181,248	18,200	1,028,244
Officer	2017	405,288	—	216,092	182,380	17,982	821,742
Jeffrey S. Mefford	2019	400,000	—	220,442	253,440	16,652	890,534
Executive Vice President and	2018	344,000	25,000	189,203	110,080	18,088	686,371
President of the Bank	2017	314,343	25,000	152,350	125,738	15,486	632,917
Douglas J. Tucker	2019	351,542	—	159,766	149,665	8,400	668,198
Senior Vice President and	2018	344,000	25,000	154,802	88,064	8,250	620,116
Corporate Counsel	2017	318,094	25,000	138,767	111,333	8,100	601,294
Eric T. Lemke(6)	2019	179,684	—	122,242	37,949	6,741	346,616
Chief Financial Officer
James R. Stewart	2019	321,905	—	146,285	137,048	8,400	612,563
Senior Vice President and Chief	2018	315,000	15,000	141,748	80,640	8,250	560,638
Risk Officer of the Bank	2017	266,716	15,000	116,355	93,350	8,100	499,521
Donald J. Spring(6)	2019	218,373	—	150,069	69,181	8,400	446,023
Principal Accounting Officer and Former Interim Chief Financial Officer
Stephen A. Erickson(7)	2019	222,688	—	—	—	8,400	231,088
Former Chief Financial Officer	2018	302,115	25,000	130,005	77,342	11,245	545,707

(1)
Mr. Ludwig served as Executive Vice President of the Company during 2017 and 2018 until March 2018, after which he served as President of the Company. Effective January 1, 2019 Mr. Ludwig was appointed as Chief Executive Officer of the Company. Mr. Ludwig also served as Chief Financial Officer of the Company from October 2017 to March 2018. Mr. Erickson served as Chief Financial Officer of the Company beginning in March 2018 through his resignation in August 2019. Mr. Spring served as Interim Chief Financial Officer of the Company from August 2019 to November 2019. Mr. Lemke served as Chief Financial Officer of the Company beginning in November 2019. Mr. Mefford served as President of the Bank beginning in March 2018.

(2)
Amounts reflect base salary and discretionary bonuses earned in each fiscal year, including amounts deferred at the election of the named executive officer under the Executive Deferred

  Compensation Plan. Bonus amounts for 2018 and 2017 reflect discretionary cash bonuses awarded in connection with the closing and successful integration of the Alpine and Centrue acquisitions, respectively.

(3)
The amounts set forth in the "Stock Awards" column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2019, 2018 and 2017 in accordance with FASB ASC Topic 718. The stock award amounts are based on fair market values of $27.80, $27.08, $26.75, and $30.77 for awards granted on November 7, 2019, May 3, 2019, November 8, 2018, and November 13, 2017 respectively.

(4)
Amounts reflect annual cash incentive awards earned pursuant to the annual incentive bonus program, including amounts deferred at the election of the named executive officer under the Executive Deferred Compensation Plan.

(5)
"All Other Compensation" for the named executive officers during the 2019 fiscal year is summarized below.

Name	Year	Perquisites(i) ($)	Company 401(k) Match(ii) ($)	Total "All Other Compensation" ($)
Jeffrey G. Ludwig	2019	8,503	8,400	16,903
Jeffrey S. Mefford	2019	8,252	8,400	16,652
Douglas J. Tucker	2019	—	8,400	8,400
Eric T. Lemke	2019	875	5,866	6,741
James R. Stewart	2019	—	8,400	8,400
Donald J. Spring	2019	—	8,400	8,400
Stephen A. Erickson	2019	—	8,400	8,400

(i)
Amounts reflect use of a Company-owned vehicle and club dues for Messrs. Ludwig and Mefford; and housing for Mr. Lemke.

(ii)
Amounts reflect Company matching contributions under the 401(k) Plan.
(6)
Messrs. Lemke and Spring were not named executive officers prior to 2019.

(7)
Mr. Erickson was not a named executive officer prior to 2018.

CEO Pay Ratio

        Pursuant to the SEC rule, we are providing information about the relationship of the annual total compensation of Mr. Jeffrey G. Ludwig, our Chief Executive Officer, to the total annual compensation of our median employee.

        To determine the median employee, a list of all active full and part-time employees as of December 31, 2019, excluding Mr. Ludwig, was prepared with the corresponding annual total W-2 compensation as reflected in our payroll records. A total of 1,102 employees were included, including employees who became employees of the Company in connection with the Company's acquisition of HomeStar Financial Group, Inc. Compensation was annualized for any individual not employed for the full calendar year of 2019. Annual total W-2 compensation was ranked from lowest to highest, and the median employee was selected from the list.

        Mr. Ludwig had 2019 annual total compensation of $1,354,060 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee annual total compensation for 2019, using the methodology that was used to calculate Mr. Ludwig's compensation in the Summary Compensation Table, was $48,157. As a result, the CEO pay ratio is 28.1:1.

        This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Grants of Plan-Based Awards

        The following table provides information on incentive compensation and equity grants awarded to our named executive officers during 2019. All such grants were made under our 2019 LTIP, which is described in more detail below.

Grants of Plan-Based Awards Table

					All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Jeffrey G. Ludwig	—	$185,900	$371,800	$429,000	—		—
	11/7/2019	—	—	—	13,403		$372,536
Jeffrey S. Mefford	—	$120,000	$240,000	$300,000	—		—
	11/7/2019	—	—	—	7,931		$220,442
Douglas J. Tucker	—	$70,308	$140,617	$210,925	—		—
	11/7/2019	—	—	—	5,748		$159,766
Eric T. Lemke	—	$17,968	$35,937	$53,905	—		—
	11/7/2019	—	—	—	4,398		$122,242
James R. Stewart	—	$64,381	$128,762	$193,143	—		—
	11/7/2019	—	—	—	5,263		$146,285
Donald J. Spring	—	$32,756	$65,512	$98,268	—		—
	5/3/2019	—	—	—	3,766	(4)	$101,983
	11/7/2019	—	—	—	1,730		$48,085
Stephen A. Erickson	—	$66,950	$133,900	$200,850	—		—

(1)
The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold, target, and maximum payouts for performance under our annual incentive bonus program, assuming that the respective level of performance is attained for all applicable metrics, as described in the section titled "Compensation Components—Annual Incentive Bonus" in the Compensation Discussion and Analysis above. The amounts earned by each named executive officer for 2019 performance is included in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation".

(2)
Reflects restricted stock awards which, except as noted, vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant's death or disability.

(3)
Amounts reflect the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718.

(4)
Reflects restricted stock awards which vest 100% on the fourth anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant's death or disability.

Outstanding Equity Awards

        The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2019. Market values are presented as of the end of 2019 (based on the market value of our common stock of $28.96 on December 31, 2019) for outstanding stock awards, which include 2019 grants and prior-year grants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Option Exercise Price ($)
Name	Exercisable (#)	Unexercisable(1) (#)		Option Expiration Date
Jeffrey G. Ludwig	16,790	—	18.16	12/06/20	—	—
	8,356	—	14.75	12/16/21	—	—
	8,075	—	16.00	12/13/22	—	—
	9,482	—	16.59	12/10/23	—	—
	60,000	—	18.00	08/05/24	—	—
	12,753	—	21.00	12/02/24	—	—
	16,800	—	23.00	11/03/25	—	—
	6,287	2,096	28.59	11/16/26	—	—
	—	—	—	—	26,415	764,978
Jeffrey S. Mefford	9,520	—	18.16	12/06/20	—	—
	5,559	—	14.75	12/16/21	—	—
	5,500	—	16.00	12/13/22	—	—
	6,661	—	16.59	12/10/23	—	—
	10,000	—	18.00	08/05/24	—	—
	7,885	—	21.00	12/02/24	—	—
	10,702	—	23.00	11/03/25	—	—
	4,006	1,335	28.59	11/16/26	—	—
	—	—	—	—	16,285	471,614
Douglas J. Tucker	7,153	—	21.00	12/02/24	—	—
	11,566	—	23.00	11/03/25	—	—
	4,054	1,351	28.59	11/16/26	—	—
	—	—	—	—	12,922	374,221
James R. Stewart	1,031	—	16.59	12/10/23	—	—
	2,697	—	21.00	12/02/24	—	—
	6,759	—	23.00	11/03/25	—	—
	3,399	1,133	28.59	11/16/26	—	—
	—	—	—	—	11,613	336,312
Eric T. Lemke	—	—	—	—	5,194	150,418
Donald J. Spring	2,349	—	21.00	12/02/24	—	—
	3,031	—	23.00	11/03/25	—	—
	1,052	351	28.59	11/16/26	—	—
	—	—	—	—	6,758	195,712
Stephen A. Erickson	1,145	—	28.59	02/23/20(2)	—	—

(1)
All awards in this column that remain subject to vesting (other than 3,766 restricted stock awards held by Mr. Spring which cliff vest on the fourth anniversary of the grant date) vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. Stock options and restricted stock awards granted under our 2010 LTIP are accelerated and vest in full upon a change in control of the Company or upon the participant's death or disability. Stock options and restricted stock awards granted under our 2019 LTIP are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant's death or disability. All of the outstanding stock options and restricted stock awards shown above were granted under our 2010 LTIP other than 13,403, 7,931, 5,748, 4,398, 5,263, and 5,496, restricted stock awards granted to Messrs. Ludwig, Mefford, Tucker, Lemke, Stewart, and Spring, respectively, which were granted under our 2019 LTIP.

(2)
Reflects that Mr. Erickson's expire if not exercised before the six-month anniversary of his termination of employment. These options were originally granted with a November 16, 2026 expiration date.

Option Exercises and Stock Vested in 2019

        The following table sets forth information concerning the exercise of options and vesting of stock awards with respect to each named executive officer in 2019.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jeffrey G. Ludwig	33,190	$433,685	6,187	$172,873
Jeffrey S. Mefford	20,256	$262,158	4,002	$111,825
Douglas J. Tucker	71,823	$707,934	3,612	$100,862
Eric T. Lemke	—	—	266	$7,153
James R. Stewart	—	—	3,113	$86,961
Donald J. Spring	—	—	858	$23,952
Stephen A. Erickson	36,371	$349,782	—	—

(1)
Computed by determining the difference between the market value per share of our common stock on the date of exercise and the exercise price.

Nonqualified Deferred Compensation

        The following table sets forth information concerning the benefits under the Company's Executive Deferred Compensation Plan as of December 31, 2019.

Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)
Jeffrey G. Ludwig	—	—	—	—	—
Jeffrey S. Mefford	—	—	—	—	—
Douglas J. Tucker	$81,327	—	$35,805	—	$286,880
Eric T. Lemke	—	—	—	—	—
James R. Stewart	—	—	—	—	—
Donald J. Spring	—	—	—	—	—
Stephen A. Erickson	—	—	—	—	—

(1)
The "Executive Contributions in Last FY" column includes contribution amounts also reported in the Summary Compensation Table. The contribution amount for Mr. Tucker was reported as non-equity incentive plan compensation for 2018 but was not contributed to the plan until 2019 when 2018 annual cash incentive awards were paid to employees. Mr. Tucker also deferred $75,000 of his annual cash incentive award reported as non-equity incentive plan compensation in the Summary Compensation Table for 2019. Such amount was not contributed to the plan until 2020 when 2019 annual cash incentive awards were paid to employees and are therefore not reflected in the above table.

(2)
The "Aggregate Earnings in Last FY" column does not include any amounts that are also reported in the Summary Compensation Table as the Executive Deferred Compensation Plan does not provide for above-market interest.

(3)
The "Aggregate Balance at Last FYE" column includes contribution amounts previously reported as compensation for Mr. Tucker in the Summary Compensation Table for the 2017 and 2018 fiscal years. The aggregate amounts reported in the Summary Compensation Table in prior years for Mr. Tucker as of December 31, 2019 was $250,590.

Potential Payments Upon Termination or Change in Control

        The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans, including the individual employment agreements, to which the named executive officers, other than Mr. Erickson, would be entitled upon various terminations of employment or a change in control as of December 31, 2019. Except for payments and benefits provided by the employment agreements, all payments and benefits provided to any named executive officer upon termination of employment are the same as the payments and benefits provided to other eligible employees of the Company. For purposes of estimating the value of accelerated vesting of equity awards we have assumed a price per share of our common stock of $28.96 based on the market value of our common stock on December 31, 2019.

        Mr. Erickson, who resigned as an employee of the Company effective August 23, 2019 forfeited all unvested stock option and restricted stock awards. Mr. Erickson's vested stock options generally remained exercisable for a period of six months following his resignation, or until the expiration of the award, if earlier. Mr. Erickson did not receive any severance upon his resignation and was not entitled to any other payments or benefits upon his resignation pursuant to his employment agreement.

Potential Payments Upon Termination or Change in Control Table

Name	Cash Severance Payments(1) ($)	COBRA Continuation(2) ($)	Accelerated Vesting of Equity Awards(3) ($)	Total Payments ($)
Jeffrey G. Ludwig
Involuntary Termination (not in connection with a change in control)(4)	$824,083	$16,695	—	$840,778
Involuntary Termination (in connection with a change in control)(5)	$1,236,124	$25,043	$765,754	$2,026,921
Change in Control	—	—	$377,603	$377,603
Death or Disability	—	—	$765,754	$765,754
Jeffrey S. Mefford
Involuntary Termination (not in connection with a change in control)(4)	$200,000	—	—	$200,000
Involuntary Termination (in connection with a change in control)(5)	$563,086	—	$472,108	$1,035,194
Change in Control	—	—	$241,932	$241,932
Death or Disability	—	—	$472,108	$472,108
Douglas J. Tucker
Involuntary Termination (not in connection with a change in control)(4)	$235,141	$9,952	—	$245,093
Involuntary Termination (in connection with a change in control)(5)	$470,283	$9,952	$374,721	$854,956
Change in Control	—	—	$207,759	$207,759
Death or Disability	—	—	$374,721	$374,721
Eric T. Lemke
Involuntary Termination (not in connection with a change in control)(4)	$39,885	$20,543	—	$60,428
Involuntary Termination (in connection with a change in control)(5)	$660,946	$20,543	$150,418	$831,907
Change in Control	—	—	$23,052	$23,052
Death or Disability	—	—	$150,418	$150,418
James R. Stewart
Involuntary Termination (not in connection with a change in control)(4)	$162,225	$10,039	—	$172,264
Involuntary Termination (in connection with a change in control)(5)	$427,771	$10,039	$336,732	$774,542
Change in Control	—	—	$183,896	$183,896
Death or Disability	—	—	$336,732	$336,732
Donald J. Spring
Termination (not in connection with a change in control)(4)	$120,000	—	—	$120,000
Termination (in connection with a change in control)(5)	$286,328	$33,390	$195,842	$515,560
Change in Control	—	—	$36,548	$36,548
Death or Disability	—	—	$195,842	$195,842

(1)
Reflects the sum of cash severance payments to be made pursuant to each named executive officer's employment agreement exclusive of any pro rata bonus payable on a termination of employment as annual incentive bonuses are earned as of December 31 and no additional amount would be payable to a named executive officer for a termination occurring on the last day of the year. Please see the "Non-equity Incentive Plan Compensation" column of the Summary Compensation Table for 2019 annual incentive compensation amounts.

(2)
Reflects the employer paid portion of COBRA premiums to be made pursuant to each named executive officer's employment agreement, assuming each named executive officer was eligible for, and elected, COBRA coverage for the maximum period allowed by law. No value is reflected for Mr. Mefford as he did not participate in our medical and dental plans as of December 31, 2019.

(3)
Reflects the value of accelerated vesting of unvested stock options and restricted stock awards pursuant to our 2019 LTIP and 2010 LTIP based on the market value of our common stock of $28.96 on December 31, 2019.

(4)
Involuntary Termination (not in connection with a change in control) means a termination by (i) the employer other than for cause, death or disability, or (ii) the named executive officer for good reason, in either case that does not occur within six months prior to, or 24 months (12 months with respect to Messrs. Lemke and Stewart) following, a change in control. Pursuant to his employment agreement, Mr. Spring is entitled to general severance benefits upon a termination by the Bank without cause (other than due to death or disability).

(5)
Involuntary Termination (in connection with a change in control) means a termination by (i) the employer other than for cause, death or disability, or (ii) the named executive officer for good reason, in either case that occurs within six months prior to, or 24 months (12 months with respect to Messrs. Lemke and Stewart) following, a change in control. Pursuant to his agreements for a deemed termination occurring on December 31, 2019, Mr. Spring would have been entitled to a change in control severance benefit if he gave written notice to terminate his employment within six months after a change in control of the Bank.

Employment Agreements

        We have entered into employment agreements with each of our named executive officers, other than Mr. Spring, which generally describe the position and duties of each of the named executive officers, provide for a specified term of employment, describe base salary, bonus opportunity and other benefits and perquisites to which each executive officer is entitled, if any, set forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provide us with a measure of protection by obligating the named executive officers to abide by the terms of restrictive covenants during the terms of their employment and thereafter for a specified period of time.

        Mr. Ludwig.    Our employment agreement with Mr. Ludwig, effective December 1, 2010, provides for an initial term of three years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. Mr. Ludwig's base salary is subject to annual review and increase at the discretion of our Compensation Committee. Under the agreement as amended and in effect during 2019, Mr. Ludwig's target bonus is required to be at least 65% of his base salary and his long-term incentive bonus percentage is 65% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Ludwig's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Ludwig's employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to a payment equal to 100% (150% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (18 months if in connection with a change in control) and a pro rata bonus for the year of termination. Effective January 13, 2020, Mr. Ludwig's employment agreement was amended to provide for a severance payment equal to 300% of his salary plus the average of his bonus payments for the prior three years and 36 months of COBRA coverage at employee rates for an involuntary termination in connection with a change in control.

        Mr. Mefford.    Our employment agreement with Mr. Mefford, effective December 20, 2012, provides for an initial term of two years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. Mr. Mefford's base salary is subject to annual review and increase at the discretion of our Chief Executive Officer. Under the agreement as amended and in effect during 2019, Mr. Mefford's target bonus is required to be at least 60% of his base salary and his long-term incentive bonus percentage is 55% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Mefford's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Mefford's employment is terminated other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company's general severance plan, or if such termination is in connection with a change in control, the sum of 100% of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination. Effective January 13, 2020, Mr. Mefford's employment agreement was amended to provide for a severance payment equal to 200% of his salary plus the average of his bonus payments for the prior three years and 24 months of COBRA coverage at employee rates for an involuntary termination in connection with a change in control.

        Mr. Tucker.    Our employment agreement with Mr. Tucker, effective December 1, 2010, provides for an initial term of two years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension ninety days prior to the extension date. Mr. Tucker's base salary is subject to annual review and increase at the discretion of our Chief Executive Officer. Under the agreement as amended and in effect during 2019, Mr. Tucker's target bonus is required to be at least 40% of his base salary and his long-term incentive bonus percentage is 45% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Tucker's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Tucker's employment is terminated other than for cause, death, or disability, or he resigns for good reason, he will be entitled to a payment equal to 50% (100% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination. Effective January 13, 2020, Mr. Tucker's employment agreement was amended to provide for a severance payment equal to 200% of his salary plus the average of his bonus payments for the prior three years and 24 months of COBRA coverage at employee rates for an involuntary termination in connection with a change in control.

        Mr. Lemke.    Our employment agreement with Mr. Lemke, effective November 11, 2019, provides for an annual salary of $305,000 and an initial term of one year, with an automatic renewal for additional one-year periods commencing on each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. Under the agreement, Mr. Lemke's target bonus is 40% of his base salary and his target for annual equity awards under the Company's Long-Term Incentive Plan is also 40% of base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Lemke's termination of employment, he will generally be subject to non-solicitation (and non-competition unless such termination is due to good reason) restrictions for a period of 12 months. In the event Mr. Lemke's employment is terminated other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company's general severance plan, or if such termination is in connection with a change in control, (other than for cause), he will be entitled to receive an amount equal to twice the sum of his annual salary and the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 24 months for an involuntary termination and a pro rata bonus for the year of termination for an involuntary termination in connection with a change in control.

        Mr. Stewart.    Our employment agreement with Mr. Stewart, effective February 20, 2017, provides for an initial term through December 31, 2017, with an automatic renewal for an additional one-year period commencing on January 1, 2018 and each January 1 thereafter, unless either party provides written notice of nonrenewal ninety days prior to December 31 of each year. Mr. Stewart is entitled to an annual base salary equal to $266,000 which may be adjusted in accordance with our normal payroll practices as may be in effect from time to time. Under the agreement as amended and in effect during 2019, Mr. Stewart's target bonus is required to be at least 40% of his base salary and his long-term incentive bonus percentage is 45% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the one-year period following the change in control. Following Mr. Stewart's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Stewart's employment is terminated other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company's general severance plan, or if such termination is in connection with a change in control, the sum of 100% of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination. Effective January 13, 2020, Mr. Stewart's employment agreement was amended to provide for a severance payment equal to 200% of his salary plus the average of his bonus payments for the prior three years and 24 months of COBRA coverage at employee rates for an involuntary termination in connection with a change in control.

        Mr. Spring.    Mr. Spring is a party to an employment agreement dated September 8, 2009, and a change in control agreement dated February 1, 2020. Our employment agreement with Mr. Spring provides for an initial term through December 31, 2009, with an automatic renewal for an additional one-year period commencing on January 1, 2010 and each January 1 thereafter, unless either party provides written notice of nonrenewal ninety days prior to December 31 of each year. Mr. Spring is entitled to an annual base salary equal to $130,000 which may be adjusted in accordance with our normal payroll practices as may be in effect from time to time. Under the agreement, Mr. Spring is also entitled to annual cash and equity incentives, as may be awarded by the board of directors of the Bank from time to time. Following Mr. Spring's termination of employment (other than a termination by the Company without cause), he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Spring's employment is terminated other than for cause, death, or disability, he will be entitled to receive severance pursuant to the Company's general severance plan. Upon a termination by the Company or the Bank (other than for cause or due to death or disability) or Mr. Spring's resignation for good reason, in either case occurring within the six months prior to, or the 12 months following, a change in control of the Company, Mr. Spring would be entitled to a lump sum payment equal to 150% of his salary plus the average of his bonus payments for the prior three years, 12 months of COBRA coverage at employee rates, and a pro-rata bonus for the year in which the termination occurred. Mr. Spring's change in control agreement further provides that following Mr. Spring's termination of employment for any reason, he will be subject to non-solicitation restrictions (and to non-competition restrictions to the extent he eligible for and receives the change in control severance benefits) for a period of 12 months.

        Mr. Erickson.    Our employment agreement with Mr. Erickson, effective March 7, 2018, provided for an initial term through December 31, 2018, with an automatic renewal for an additional one-year period commencing on January 1, 2019 and each January 1 thereafter, unless either party provided written notice of nonrenewal ninety days prior to December 31 of each year. Mr. Erickson was entitled to an annual base salary equal to $325,000 which was subject to adjustment in accordance with our normal payroll practices as in effect from time to time. Under the agreement, Mr. Erickson's target bonus was 40% of his base salary and his long-term incentive bonus percentage was also 40% of his base salary. If a change in control of the Company had occurred during the term of the agreement, the agreement would have remained in effect for the one-year period following the change in control. Following Mr. Erickson's termination of employment, he is generally be subject to non-solicitation restrictions for a period of 12 months. In the event Mr. Erickson's employment was terminated other than for cause, death, or disability, or he resigned for good reason, he would have been entitled to receive severance pursuant to the Company's general severance plan, or if such termination was in connection with a change in control, the sum of 100% of his salary plus the average of his bonus payments for the prior three years. He would also have been entitled to COBRA coverage at employee rates for up to 12 months and, if such termination was in connection with a change in control, a pro rata bonus for the year of termination.

        Our obligation to pay any severance under each of the employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to their employment with the Company.

Long Term Incentive Plans

        Equity based incentive awards are currently made though the Company's 2019 LTIP. The Company also maintains the 2010 LTIP, and previously maintained the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, and the Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan (collectively, with the 2010 LTIP, the "Prior Incentive Plans"). As of the effective date of the 2019 LTIP, no further awards may be granted under the Prior Incentive Plans. However, any previously outstanding incentive award granted under the Prior Incentive Plans remains subject to the terms of such plans until the time it is no longer outstanding.

        Midland States Bancorp, Inc. 2019 Long-Term Incentive Plan.    The 2019 LTIP was adopted by our board on February 5, 2019 and became effective upon approval by our shareholders on May 3, 2019. The 2019 LTIP was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2019 LTIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 1,000,000 shares of common stock are available for issuance under the plan (all of which may be granted as qualified stock options). As of December 31, 2019, there were 843,772 shares available for issuance under the plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2019 LTIP allows for acceleration of vesting and exercise privileges of grants if a participant's termination of employment is due to a change in control, death or total disability. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

        Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan.    The 2010 LTIP was adopted by our board on October 18, 2010 and approved by our shareholders on November 23, 2010. The 2010 LTIP was amended and restated December 31, 2010 and further amended and restated February 2, 2016. The 2016 restatement, which was not submitted to shareholders for approval, increased the number of shares available for issuance under the plan by 1,000,000. The 2010 LTIP was designed to ensure continued availability of equity awards to assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2010 LTIP, the Compensation Committee was allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 2,000,000 shares of common stock were available for issuance under the plan (the initial 1,000,000 of which were eligible to be granted as qualified stock options). After approval of our 2019 LTIP, no additional grants were to be made under the 2010 LTIP. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enabled the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2010 LTIP allowed for acceleration of vesting and exercise privileges of grants upon a change in control or if a participant's termination of employment is due to death or total disability. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

        Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan.    The Company adopted this plan in 2008 to replace our 1999 Stock Option Plan. Under the plan, we were permitted to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, and long-term incentive compensation units and stock appreciation rights. We had reserved up to 100,000 shares of common stock for issuance under the plan. After approval of our 2010 LTIP, no additional grants were to be made under this plan. Awards that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan allows for acceleration of vesting and exercise privileges of grants prior to the consummation of a change in control transaction, or the death or total disability of the participant. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

Other Compensation Programs

        Midland States Bank 401(k) Profit Sharing Plan.    The Midland States Bank 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its subsidiaries. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2019, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 1% to 100% of their compensation to the 401(k) Plan up to the applicable statutory limit. We currently match employee contributions on the first 6% of employee compensation (50 cents for each $1). The Company match is contributed in the form of cash and is invested according to the employee's current investment allocation. The Company has the authority to make an annual discretionary profit sharing contribution to the 401(k) Plan, but does not currently do so.

        Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.    We maintain the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (Amended and Restated May 3, 2019) (the "ESPP") for the benefit of our eligible employees. The plan is not intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Any employee who has been employed by us or any subsidiary is eligible to participate in the plan upon completion of the service requirements determined by the Compensation Committee. Pursuant to the plan, participating employees are permitted to use after-tax dollars, up to a maximum of $25,000 per calendar year of their compensation, to purchase shares of our common stock at the end of each calendar quarter. The purchase price for the stock is currently 90% of the stock's fair market value as of the first day of each quarterly offering period. While the Compensation Committee could elect a different discount percentage, it does not expect to do so in the foreseeable future. At any time our common stock is listed for trading on a principal national securities exchange, including the Nasdaq Global Select Market, the fair market value under this plan is deemed to be the officially quoted closing selling price of the shares on the applicable day. The maximum number of shares that may be issued under the ESPP is 500,000, which includes the 300,000 previously subject to the ESPP and an additional 200,000 shares approved by shareholders as of May 3, 2019.

        Deferred Compensation Plan for Directors and Executives.    We maintain the Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. (As Amended and Restated Effective December 31, 2015) (the "Deferred Compensation Plan") for the benefit of our directors and certain senior executives. The plan provides directors and executives an opportunity to better plan for their financial futures by providing a vehicle for the deferral of current income taxation. Under the plan, directors and eligible senior executives are permitted to elect to defer all or a portion of their annual director fees (in whatever form), salary and/or bonus, as the case may be. Any deferrals are credited to a plan account and earn interest based on the notional investment elections of the executives from a selection of measurement funds generally available to participants under the 401(k) Plan. One available notional investment alternative for directors is Company stock units, which track the value of our common stock. As an incentive to elect our common stock as a measurement for investment return, and thereby further tie the individual's financial success to the Company, any director who defers all of his or her annual director fees and directs their investment to common stock units, for any period prior to May 1, 2019, will receive an additional matching credit to his or her plan account equal to 25% of his or her deferred director fees. The matching contribution vests ratably over the director's first four years of service. The vesting will be accelerated in the case of a change in control of the Company or the participant's death, disability or retirement after reaching age 70. Participants can elect to receive their distributions in a lump sum or in installments spread over a period of up to 15 years.

        Effective as of November 8, 2018, the Board split the Deferred Compensation Plan into the Deferred Compensation Plan for Directors of Midland States Bancorp, Inc. (Effective November 8, 2018) (the "Director Deferred Compensation Plan") and the Deferred Compensation Plan for Executives of Midland States Bancorp, Inc. (Effective November 8, 2018) (the "Executive Deferred Compensation Plan"). The Director Deferred Compensation Plan and the Executive Deferred Compensation Plan each amend and continue the Deferred Compensation Plan with respect to directors and executives, respectively. In general, the Director Deferred Compensation Plan and the Executive Deferred Compensation Plan preserve the terms of the Deferred Compensation Plan with respect to directors and executives, respectively, except that the matching contribution with respect to director contributions was discontinued effective May 1, 2019. In lieu of the matching contribution previously available to directors under the Director Deferred Compensation Plan, effective as of the board year commencing with our 2019 annual shareholder meeting, the Company grants restricted stock unit awards with a value equal to 25% of the directors anticipated cash fees to be earned for the board year with a one year vesting period. Pursuant to the Director Deferred Compensation Plan, directors will continue to vest in prior matching contributions on the same schedule as provided in the Deferred Compensation Plan.

        Health and Welfare Benefits.    Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees.

        Perquisites.    We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2019 included allowance for annual country club/social club dues, use of a Company-owned automobile, and certain housing benefits. With respect to our named executive officers, country club allowances and the use of a Company car are only provided to Messrs. Ludwig and Mefford, and housing benefits are only provided to Mr. Lemke.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of March 1, 2020, regarding the beneficial ownership of our common stock of:

  •
  each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

        The percentage of beneficial ownership is based on 24,210,000 shares of our common stock outstanding as of March 1, 2020.

        Unless otherwise provided, the address for each shareholder listed in the table below is: c/o Midland States Bancorp, Inc., 1201 Network Centre Drive, Effingham, Illinois 62401.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Shareholders
BlackRock, Inc.(2)	1,582,522	6.5%
FJ Capital Management LLC(3)	1,435,497	5.9%
Directors and Named Executive Officers
Jeffrey G. Ludwig(4)	342,515	1.4%
Eric T. Lemke	5,301	*
Stephen A. Erickson(5)	11,128	*
Donald J. Spring(6)	17,888	*
Douglas J. Tucker(7)	35,694	*
Jeffrey S. Mefford(8)	108,818	*
James R. Stewart(9)	30,699	*
Jennifer L. DiMotta(10)	1,171	*
Deborah A. Golden(11)	987	*
Leon J. Holschbach(12)	247,768	1.0%
Jerry L. McDaniel(13)	137,723	*
Jeffrey M. McDonnell(14)	8,407	*
Dwight A. Miller(15)	72,103	*
Richard T. Ramos(16)	14,157	*
John M. Schultz(17)	399,818	1.7%
Robert F. Schultz(18)	354,576	1.5%
Jeffrey C. Smith(19)	33,068	*
All directors and executive officers as a group (19 persons)(20)	1,951,316	7.9%

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that officers are entitled to vote but does not include common stock equivalent units owned by directors or officers under the Deferred Compensation Plan.

(2)
Information is based solely on Amendment No. 1 to Schedule 13G filed on February 5, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
Information is based solely on Amendment No. 1 to Schedule 13G filed on February 13, 2020. FJ Capital Management LLC shares voting and/or dispositive power with Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities III, LLC, Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and Realty Investment Company, Inc. The address of FJ Capital Management LLC is 1313 Dolley Madison Boulevard, Suite 306, McLean, Virginia 22101.

(4)
Consists of: (i) 192,403 shares held by Mr. Ludwig individually; (ii) 11,569 shares held by JQ Properties, LLC, all of which are pledged as security for indebtedness; and (iii) 138,543 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020. Mr. Ludwig is a manager and a member of, and has shared voting and investment power over the shares held by, JQ Properties, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Information is based solely on the shares of common stock held by Mr. Erickson reflected on his last Form 4 filed on August 5, 2019. Mr. Erickson resigned from the Company on August 23, 2019.

(6)
Consists of: (i) 11,456 shares of our common stock held by Mr. Spring individually; and (ii) 6,432 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020.

(7)
Consists of: (i) 12,922 shares of our common stock held by Mr. Tucker individually; and (ii) 22,772 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020.

(8)
Consists of: (i) 48,986 shares of our common stock held by Mr. Mefford individually; and (ii) 59,832 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020.

(9)
Consists of: (i) 16,813 shares of our common stock held by Mr. Stewart individually; and (ii) 13,886 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020.

(10)
Consists of: (i) 205 shares of our common stock held by Mrs. DiMotta individually; and (ii) 966 shares subject to restricted stock units that will vest within 60 days of March 1, 2020.

(11)
Consists of: (i) 100 shares of our common stock held by Ms. Golden individually; and (ii) 887 shares subject to restricted stock units that will vest within 60 days of March 1, 2020.

(12)
Consists of: (i) 151,595 shares of our common stock held by Mr. Holschbach individually; (ii) 95,348 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020; and (iii) 825 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. 42,554 shares are pledged as security for indebtedness.

(13)
Consists of: (i) 8,680 shares held by Mr. McDaniel's minor children; (ii) 35,046 shares held in the James H. McDaniel Revocable Trust; (iii) 80,000 shares held by Evalia Enterprises, LLC; (iv) 13,000 shares held by Four Diamond Capital LLC; and (v) 997 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. Mr. McDaniel is a managing member of, and has voting and investment power over the shares held by, Evalia Enterprises, LLC and Four Diamond Capital LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. McDaniel is the beneficiary of, and has voting and investment power over the shares held by, the James H. McDaniel Revocable Trust, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. McDaniel disclaims beneficial ownership of shares held by his minor children except to the extent of his pecuniary interest therein.

(14)
Consists of: (i) 7,745 shares held by the Jeffrey M. McDonnell Revocable Trust UA; and (ii) 662 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. Mr. McDonnell is the beneficiary of, and has voting and investment power over the shares held by, the Jeffrey M. McDonnell Revocable Trust UA, but disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein.

(15)
Consists of: (i) 71,095 shares of our common stock held by Mr. Miller individually; and (ii) 1,008 shares subject to restricted stock units that will vest within 60 days of March 1, 2020.

(16)
Consists of: (i) 11,845 shares held by Mr. Ramos jointly with his spouse; (ii) 1,000 shares held by Mr. Ramos' children who live in his household; and (iii) 1,312 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. Mr. Ramos disclaims beneficial ownership of shares held by his children except to the extent of his pecuniary interest therein.

(17)
Consists of: (i) 283,426 shares held by John Schultz individually; (ii) 2,750 shares held by his spouse individually; (iii) 42,554 shares held by Agracel, Inc.; (iv) 69,903 shares held by JNJ, LLC, a family investment vehicle; and (v) 1,185 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. John Schultz is: (i) the Chief Executive Officer and a shareholder of Agracel, Inc.; and (ii) a managing member of JNJ, LLC. He has voting and investment power over the shares held by Agracel, Inc. and JNJ, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Schultz disclaims beneficial ownership of shares held by his spouse individually except to the extent of his pecuniary interest therein. An aggregate of 271,127 shares are pledged as security for indebtedness.

(18)
Consists of: (i) 32,117 shares held by Robert Schultz individually; (ii) 3,543 shares held by his spouse; (iii) 30,153 shares held by Red Bird Investors LLC; (iv) 250,030 shares held by J.M. Schultz Investment, L.L.C.; (v) 37,370 shares held by Summit Investors, LLP; and (vi) 1,363 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. Robert Schultz is: (i) the managing member of J.M. Schultz Investment, L.L.C.; (ii) the managing member of Red Bird Investors LLC; and (iii) the managing member of Summit Investors, LLP. He has voting and investment power over the shares held by J.M. Schultz Investment, L.L.C., Red Bird Investors LLC, and Summit Investors, LLP but disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Schultz disclaims beneficial ownership of shares held by his spouse individually except to the extent of his pecuniary interest therein.

(19)
Consists of: (i) 31,446 shares held by Mr. Smith individually; and (ii) 1,622 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. 8,511 shares are pledged as security for indebtedness.

(20)
Includes an aggregate of: (i) 397,978 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 1, 2020; and (ii) 10,827 shares subject to restricted stock units that will vest within 60 days of March 1, 2020. An aggregate of 333,761 shares are pledged as security for indebtedness.

DELINQUENT SECTION 16(A) REPORTS

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and with the exchange on which our shares of common stock are traded. We are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2019, except for Mr. Jeffrey C. Smith, Mr. R. Robert Funderburg, Jr., Mrs. Jennifer L. DiMotta and Mr. Leon J. Holschbach, each of whom filed one late Form 4 with respect to one transaction as a result of the difference of timing between when shares were granted by the board of directors as part of director compensation and when the shares were actually issued.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, the following is a description of transactions in the 2019 fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

AKRA Builders Inc.

        Robert F. Schultz, a member of our board of directors, is the chairman and a shareholder of the board of directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. During 2019, the Company paid AKRA Builders Inc. approximately $633,000 in connection with contracting and construction services provided to the Company. John M. Schultz, also a member of our board of directors, is the brother of Robert F. Schultz.

Ordinary Banking Relationships

        Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and Procedures Regarding Related Party Transactions

        Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

        Under applicable SEC and Nasdaq Stock Market rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Our Corporate Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they qualify as related party transactions, as defined under SEC rules. If so, as required by the Audit Committee's charter, the transaction will be referred to Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. The Company's policies and procedures for the review, approval or ratification of related party transactions are set forth in the Audit Committee's charter.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2019. The information contained in this report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Ramos, McDaniel and McDonnell. All of the members have been determined to be "independent," as defined by the rules of the Nasdaq Stock Market.

        The Audit Committee has reviewed and discussed our audited financial statements for 2019 with our management and Crowe LLP, our independent registered public accounting firm, with respect to the 2019 fiscal year. The committee has also discussed with Crowe LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC and received and discussed the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB. Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the board that the audited financial statements for 2019 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee:

Richard T. Ramos (Chair) Jerry L. McDaniel	Jeffrey M. McDonnell

PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

        Section 14A of the Exchange Act and the rules and regulations promulgated thereunder require publicly traded companies, such as the Company, to permit a separate shareholder vote to approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers. In accordance with the preference expressed by our shareholders at the 2019 annual meeting of shareholders, we intend to hold a "say-on-pay" vote on an annual basis at least until the next frequency vote.

        As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of the Company's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2019. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2019 reflects and supports these compensation policies and procedures.

        As discussed in more detail in the "2019 Shareholder Outreach" section of the Compensation Discussion and Analysis section of this proxy statement, in 2019 the Company's management reached out to all of its 25 largest institutional shareholders to hear comments and answer any questions that such shareholders may have had regarding the Company's executive compensation and governance programs.

        The following resolution is submitted for shareholder approval:

        "RESOLVED, that Midland States Bancorp, Inc.'s shareholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the Company's proxy statement, dated March 23, 2020."

        Approval of this resolution requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on such proposal. While this advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

        The board of directors unanimously recommends that you vote to approve the overall compensation of our named executive officers by voting "FOR" this proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

        Shareholders are being asked to ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2020. If the appointment of Crowe LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. Representatives of Crowe LLP are not expected to be present at the meeting to make a statement or to respond to appropriate questions. The board of directors unanimously recommends that you vote "FOR" the ratification of the appointment of Crowe LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020.

Accountant Fees

        For the years ended December 31, 2019 and 2018, the Company incurred the following fees for professional services performed by Crowe LLP:

	2019	2018
Audit Fees(1)	$953,394	$817,128
Audit-Related Fees(2)	15,000	15,000
Tax Fees(3)	7,500	7,500
All Other Fees	—	—

(1)
Audit fees include fees for professional services performed by Crowe LLP for: (i) the audit of the Company's consolidated financial statements; (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q; (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements; and (iv) other services that generally only the principal accountant can provide. These services included fees for the HUD audits.

(2)
Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees consist of tax advice, planning and consulting services.

        The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe LLP is incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

        Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC's rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe LLP for up to twelve months from the date of the pre-approval. All of the services referred to above for 2019 were pre-approved by the Audit Committee.

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m. (Central Time) on May 2, 2020. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/MSBI delete QR code and control # or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MSBI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. To elect three Class I directors, each for a term expiring at the 2023 annual meeting of shareholders: For Against Abstain For Against Abstain For Against Abstain 01 - Jennifer L. DiMotta 03 - Jeffrey C. Smith 02 - Richard T. Ramos For Against Abstain For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of certain executive officers. 3. To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2020. 4. To transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 5 7 0 7 5 037OWB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommendsa avovtoeteFOFRORalal ltlhtehenonmominieneselsisltiestde,dFOaRndPFroOpRoPsarolspXos–alXs a2nadnfdor3e. very X YEARS on Proposal X. 2020 Annual Meeting Proxy Card1234 5678 9012 345

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Midland States Bancorp, Inc. Shareholders May 4, 2020, 5:30 p.m. Central Time Holiday Inn 1301 Avenue of Mid-America, Effingham, Illinois 62401 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/MSBI q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2020 Jeffrey G. Ludwig and Jeffrey S. Mefford, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Midland States Bancorp, Inc. to be held on May 4, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each director and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Midland States Bancorp, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MSBI